  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1996
                                                       Registration No.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 ------------

                               GBC BANCORP, INC.
                 (Name of Small Business Issuer in Its charter)
                                      6712
                          (Primary Standard Industrial
                          Classification Code Number)
                           318 Pike Street, Suite 475
                          Lawrenceville, Georgia 30246
                                 (770) 995-0000

       GEORGIA           (Address, and telephone number       58-2265327
(State or jurisdiction   of principal executive offices)    (I.R.S. Employer
of incorporation or                                         Identification
organization)                                               Number)

                                165 Nash Street
                          Lawrenceville, Georgia 30246
                                 (770) 995-0000
                   (Address of principal place of business or
                     intended principal place of business)

                                 ------------

                            Steven S. Dunlevie, Esq.
                     Womble Carlyle Sandridge & Rice, PLLC
                        1275 Peachtree Street, Suite 700
                          Atlanta, Georgia 30309-3574
                                 (404) 872-7000
                              (Name, address, and
                              telephone number of
                               agent for service)

                                 ------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                 ------------

If this Form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                       CALCULATION OF REGISTRATION FEES


------------------------------------------------------------------------------------------------------
Title of Each
  Class of                                      Proposed                Proposed
Securities to             Amount            Maximum Offering       Maximum Aggregate     Amount of
be Registered        to be Registered        Price Per Unit          Offering Price   Registration Fee
------------------------------------------------------------------------------------------------------
Common Stock,           1,000,000              $10.00                 $10,000,000         $3030
  $1.00 par value        Shares
------------------------------------------------------------------------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

===============================================================================

                               GBC BANCORP, INC.
                             CROSS-REFERENCE SHEET



             REGISTRATION STATEMENT ITEM NUMBER
                        AND HEADING                                         CAPTION IN PROSPECTUS
                        -----------                                         ---------------------
1.  Front of the Registration Statement and Outside
    Front Cover Page of Prospectus..............................  Cover Page; Outside Front Cover Page of Prospectus

2.  Inside Front and Outside Back Cover Pages of Prospectus.....  Inside Front Cover Page of Prospectus; Additional
                                                                  Information; Outside Back Cover Page of
                                                                  Prospectus

3.  Summary Information and Risk Factors........................  Summary Risk Factors

4.  Use of Proceeds.............................................  Use of Proceeds

5.  Determination of Offering Price.............................  Risk Factors

6.  Dilution....................................................  Not Applicable

7.  Selling Security Holders....................................  Not Applicable

8.  Plan of Distribution........................................  Terms of the Offering

9.  Legal Proceedings...........................................  Not Applicable

10. Directors, Executive Officers, Promoters and
    Control Persons.............................................  Management - Proposed Directors and Officers

11. Security Ownership of Certain Beneficial Owners and
    Management..................................................  Management - Proposed Directors and Officers

12. Description of Securities...................................  Dividends; Description of Common Stock of the
                                                                  Company; Certain Provisions of the Company's
                                                                  Articles of Incorporation and Bylaws

13. Interests of Named Experts and Counsel......................  Not Applicable

14. Disclosure of Commission Position on Indemnification for
    Securities Act Liabilities..................................  Certain Provisions of the Company's Articles of
                                                                  Incorporation and Bylaws-Indemnification

15. Organization Within Last Five Years.........................  Management

16. Description of Business.....................................  Summary; Business; Supervision and  Regulation

17. Management's Discussion and Analysis or Plan of Operation...  Business

18. Description of Property.....................................  Business - Facilities

19. Certain Relationships and Related Transactions..............  Management - Certain Transactions

20. Market for Common Equity and Related Stockholder Matters....  Description of Common Stock of the Company

21. Executive Compensation......................................  Management

22. Financial Statements........................................  Financial Statements of  GBC Bancorp, Inc.

23. Changes in and Disagreement With Accountants on Accounting
    and Financial Disclosure....................................  Not Applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     PRELIMINARY PROSPECTUS, DATED DECEMBER 31, 1996; SUBJECT TO COMPLETION

                               GBC BANCORP, INC.
                      A Proposed Bank Holding Company for
                   GWINNETT BANKING COMPANY (In Organization)
                     Up to 1,000,000 Shares of Common Stock
                          (Par Value $1.00 Per Share)
                         (Minimum Purchase: 500 Shares)

     This Prospectus relates to the offering by GBC Bancorp, Inc., a Georgia corporation (the "Company") of a minimum of 650,000 shares and a maximum of 1,000,000 shares of its common stock, $1.00 par value per share (the "Common Stock"), at $10.00 per share (the "Offering"). The Company has been organized to hold, upon receipt of regulatory approvals, all of the common stock of Gwinnett Banking Company (In Organization) (the "Bank"), Lawrenceville, Georgia. The organizers of the Company and the Bank intend to subscribe for an aggregate of at least 110,000 of the shares of Common Stock sold in this offering (approximately 17% of the minimum and 11% of the maximum number of shares to be sold). The organizers of the Bank will not be granted options or warrants in connection with the formation of the Bank; instead, the organizers will be entitled to purchase shares on the same basis as all other investors. The Company and the Bank have not conducted active business operations. The commencement of business operations is contingent upon various regulatory approvals by state and federal agencies and the sale of a minimum of 650,000 shares of the Common Stock offered hereby. All subscriptions are binding and irrevocable until the "Expiration Date" as defined herein. In the event (a) that the Company is unable to sell 650,000 shares of Common Stock, or (b) that the Company and the Bank do not satisfy, or do not make a determination that they will satisfy, the conditions included in their respective regulatory approvals, the organizers of the Company will pay all incurred expenses, and all escrowed subscription proceeds will be returned to investors without interest. See "THE OFFERING - Release From Escrow," page 4.

             INVESTMENT IN THESE SECURITIES INVOLVES A SUBSTANTIAL
              DEGREE OF RISK.  SEE "RISK FACTORS" - Pages 2 to 3.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.



===========================================================================
                           Price to    Underwriting Discounts  Proceeds to
                           Public(1)    and Commissions (2)    Company(3)
===========================================================================
Per Share..............   $     10.00           -0-            $     10.00
Total Minimum(4).......   $ 6,500,000           -0-            $ 6,500,000
Total Maximum(5).......   $10,000,000           -0-            $10,000,000
---------------------------------------------------------------------------

---------------------
(1) The Offering price has been arbitrarily established by the Company. See "RISK FACTORS - Offering Price Arbitrarily Determined."
(2) Offers and sales of the Common Stock will be made on behalf of the Company on a best efforts basis by its officers and directors, who will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the Offering. In reliance on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.
(3) Before deducting Offering, organizational and pre-opening operating expenses of the Company and the Bank. Such expenses are estimated to be approximately $353,748.
(4) Subscription proceeds will be deposited promptly in an escrow account with Columbus Bank and Trust Company, Columbus, Georgia, pending receipt of subscriptions for not less than 650,000 shares and completion of certain
     other matters on or before               *                   , 1997 the
     expiration date of the Offering (unless the Offering is terminated sooner or extended). Subscription funds will be released from escrow (a) upon the receipt of $6,500,000 of subscription proceeds, and (b) upon a determination by the organizers that the remaining conditions set forth in the preliminary approvals issued by the applicable regulatory agencies will be satisfied. See "THE OFFERING - Terms of the Offering." The Company will return to each subscriber, without interest, the amount of any proceeds received in full with respect to subscriptions that are not accepted.
(5) The Company reserves the right to issue up to 1,000,000 shares at $10.00 per share. See "THE OFFERING - Terms of the Offering."

               The date of this Prospectus is December 31, 1996.

-------------------------
* The blanks will be completed when the Company's Registration Statement on Form SB-2 is declared effective by the SEC.

                            REPORTS TO SHAREHOLDERS


     The Company is not a reporting company as defined by the Securities and Exchange Commission ("SEC"). The Company will furnish its shareholders with annual reports containing audited financial information for each fiscal year on or before the date of the annual meeting of shareholders as required by Rule 80-6-1-.05 of the Georgia Department of Banking and Finance ("Department of Banking"). The Company's fiscal year ends on December 31. Additionally, the Company will also furnish such other reports as it may determine to be appropriate or as otherwise may be required by law.

     Upon the effective date of the Registration Statement, the Company will be subject to the reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), which include requirements to file annual reports on Form 10-K and quarterly reports on Form 10-Q with the SEC. This reporting obligation will exist for at least one year and will continue for fiscal years thereafter, except that such reporting obligations may be suspended for any subsequent fiscal year if at the beginning of such year the Common Stock of the Company is held of record by less than three hundred persons.


                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement may be examined at, and copies of the Registration Statement may be obtained at prescribed rates from the Public Reference Section of the SEC, Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is (http://www.sec.gov).

     The Company and the organizers have filed various applications with the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking. Prospective investors should rely only on information contained in this Prospectus and in the Company's related Registration Statement in making an investment decision. To the extent that other available information not presented in this Prospectus, including information available from the Company and information in public files and records maintained by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Atlanta and the Department of Banking, is inconsistent with information presented in this Prospectus or provides additional information, such other information is superseded by the information presented in this Prospectus and should not be relied on. Projections appearing in the applications are based on assumptions that the organizers believe are reasonable, but as to which no assurances can be made. The Company specifically disaffirms those projections for purposes of this Prospectus and cautions prospective investors against placing reliance on them for purposes of making an investment decision.

                                    SUMMARY

     The following Summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

THE COMPANY

     The Company was incorporated under the laws of the State of Georgia on August 21, 1996 primarily to serve as the holding company for a state bank and trust company. The Company has filed applications with the Federal Reserve Bank of Atlanta (the "Federal Reserve") and the Georgia Department of Banking and Finance (the "Department of Banking") for prior approval to become a bank holding company by using the proceeds of this Offering to acquire all of the capital stock of the Bank. The organizers anticipate receiving such approvals during the first quarter of 1997. Such approvals will require the Company to sell at least 650,000 shares of its Common Stock, but are not expected to contain other conditions. See "RISK FACTORS - Regulatory Approvals Required." Following acquisition of the Bank, the initial business of the Company will be conducted through the Bank. See "BUSINESS OF THE COMPANY AND THE BANK."

THE BANK

     The Bank is in the process of being organized as a state-chartered bank and trust company under Georgia law. It has filed an application with the Department of Banking for this purpose and with the Federal Deposit Insurance Corporation (the "FDIC") for deposit insurance. The Bank's application with the Department of Banking was approved on January ____, 1997 and the FDIC application is still pending. The Bank will not be authorized to conduct its banking business until it receives a permit to begin business from the Department of Banking. The issuance of the permit to begin business will depend, among other things, upon the Bank's receiving $6,000,000 in capital from the Company and upon compliance with certain standard conditions that have been imposed by the FDIC and the Department of Banking which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations). The Bank expects to satisfy all conditions for organizing the Bank and to open for business during the first quarter of 1997, or as soon thereafter as practicable. See "RISK FACTORS -- Regulatory Approvals Required" and "USE OF PROCEEDS." The Bank intends to engage in a general commercial banking business, emphasizing the banking needs of individuals and small to medium-sized businesses in its primary service area. See "BUSINESS OF THE COMPANY AND THE BANK."

     The philosophy of the management of the Bank with respect to its initial operations will be to emphasize prompt and responsive personal service to the residents of Gwinnett County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Gwinnett County and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

     The offices of the Company and the Bank will be located at 165 Nash Street, Lawrenceville, Georgia 30246. The current principal executive office of the Company and the Bank is located at 318 Pike Street, Suite 475, Lawrenceville, Georgia 30246, and their telephone number at that address is
(770) 995-0000.


THE OFFERING
Securities ................  Common Stock, $1.00 par value, of the Company
Offering Price ............  $10.00 per share
Number of Shares Offered ..  Minimum:  650,000
                             Maximum:  1,000,000
Use of Proceeds ...........  To purchase 100% of the Common Stock of the Bank;
                             the remaining proceeds will be applied to working
                             capital and used to repay outstanding amounts
                             under a line of credit from the Gwinnett Banking
                             Company Joint Venture (the "Joint Venture")
                             borrowed to pay certain organizational expenses of
                             the Company and certain expenses of this Offering.


     The Bank will use the proceeds of the sale of its common stock to the Company to repay outstanding amounts under a line of credit from the Joint Venture borrowed to pay certain organizational and pre-opening expenses of the Bank, including paying officers' and employees' salaries; and, following the commencement of business, to provide working capital to be used for business purposes, including making loans and other investments. See "USE OF PROCEEDS."

RISK FACTORS

     Investment in the Common Stock involves a significant degree of risk. See "RISK FACTORS."

                                  RISK FACTORS


     Investment in the shares of the Common Stock offered hereby involves a significant degree of risk. The shares of Common Stock should be purchased by investors who can afford the loss of their entire investment. In addition to considering factors set forth elsewhere in this Prospectus, persons interested in purchasing shares of the Common Stock should carefully consider the following risks before making a decision to subscribe.

  THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

REGULATORY APPROVALS REQUIRED

     The Company must receive the approval of the Federal Reserve and the Department of Banking before it can become the holding company of the Bank. Applications for such approvals have been filed with such agencies and are pending. The organizers anticipate receiving such approvals during the first quarter of 1997. Such approvals will require the Company to sell at least 650,000 shares of its Common Stock but are not expected to contain other conditions.

     The Bank's application to organize a new state bank and for federal deposit insurance was filed with the Department of Banking and the FDIC on October 9, 1996. The Department of Banking issued its approval on January ____, 1997 and the FDIC approval is pending. Both approvals are subject to the condition that at least $6,000,000 be invested in the Bank by the Company, as well as a number of other standard conditions which are regularly imposed by the Department of Banking and the FDIC which are generally designed to familiarize the Bank with certain applicable operating requirements (e.g., no directors' fees are payable until the Bank earns a cumulative profit) and to prepare the Bank to commence business operations (e.g., the adoption of loan, investment and other policies to govern the Bank's operations).

NO OPERATING HISTORY

     The Bank, which will be the sole subsidiary of the Company, is in organization and has no operating history on which to base any estimate of its future prospects. The Company's initial profitability will depend entirely upon the Bank's operations. The Bank's proposed operations are subject to risks inherent in the establishment of a new business and, specifically, of a new bank. Initially, all of the Bank's loans will be new loans to new borrowers. Accordingly, it will take several years to determine the borrowers' payment histories and, therefore, the quality of the Bank's loan portfolio cannot be determined until that time. If the Bank is ultimately unsuccessful, there is no assurance that shareholders will recover all or any part of their investment in the Common Stock of the Company.

COMPETITIVE INDUSTRY

     The banking business is highly competitive. The Bank will compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms soliciting business from residents of Gwinnett County, Georgia, many of which have greater resources than will be available to the Bank or the Company. See "BUSINESS OF THE COMPANY AND THE BANK -- The Bank -- Competition and Historic Deposit Trends."

HIGHLY REGULATED INDUSTRY

     The potential success or failure of the Bank will depend not only upon competitive factors, but also upon state and federal regulations affecting banks and bank holding companies generally. Regulations now affecting the Company and the Bank may be changed at any time, and there is no assurance that such changes will not adversely affect the business of the Company and the Bank.

EFFECT OF MONETARY POLICIES

     The results of operations of the Bank will be affected by credit policies of monetary authorities, particularly the Board of Governors of the Federal Reserve System. There can be no assurance that the effect of actions by monetary and fiscal authorities, including the Federal Reserve, will not have an adverse effect on the deposit levels, loan demand or the business and earnings of the Bank. See "SUPERVISION AND REGULATION -- Monetary Policies."

SUCCESS DEPENDS ON ECONOMIC CONDITIONS

     The success of the Bank will depend largely on the general economic conditions in the Bank's primary service area ("PSA") of Gwinnett County, Georgia. Although the Bank expects favorable economic development in this market area, there is no assurance that favorable economic development will occur or that the Bank's expectation of corresponding growth will be achieved. See "BUSINESS OF THE COMPANY AND THE BANK."

OFFERING PRICE ARBITRARILY DETERMINED

     Since the Company and the Bank are in the process of being organized, the Offering price of $10.00 per share has been determined arbitrarily by the organizers without particular reference to historical or projected earnings, book value or other customary criteria. The organizers did not retain an independent investment banking firm to assist in determining the Offering price. Should a market develop for the Common Stock of the Company, there is no assurance that any of the Common Stock offered hereby could be resold for the Offering price or any other amount.

NO DIVIDENDS

     Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations.
As a result, the Company has no current plans to initiate the payment of cash dividends, and its future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors considered relevant by the Board of Directors of the Company. See "DIVIDENDS." It is the Company's policy not to pay dividends until the Bank is currently and cumulatively profitable.

NO ESTABLISHED TRADING MARKET

     There is no public trading market for the shares of the Common Stock of the Company, and it is not anticipated that a market for the Common Stock will develop as a result of this Offering. As a result, investors who may wish or need to dispose of all or a part of their investment in the Common Stock, may not be able to do so except by private direct negotiations with third parties assuming that third parties are willing to purchase the Common Stock.


                                  THE OFFERING


TERMS OF THE OFFERING

     Minimum/Maximum. The Company is offering a minimum of 650,000 shares and a maximum of 1,000,000 shares of its Common Stock for a price of $10.00 per share, for an aggregate minimum Offering price of $6,500,000 and an aggregate maximum Offering price of $10,000,000. The minimum purchase for any investor (together with the investor's affiliates) is 500 shares of Common Stock ($5,000) unless the Company, in its sole discretion, accepts a subscription for a lesser number of shares.

     Organizer Subscriptions. The organizers of the Company intend to purchase an aggregate of 110,000 shares of Common Stock sold in the Offering (approximately 17% of the minimum and 11% of the maximum number of shares to be sold). No organizer intends to individually purchase more than 5% of shares sold in this Offering.

     Offering Period and Expiration Date. The Offering period for the shares will terminate at the earlier of the date all shares offered hereby are sold or
5:00 p.m. Atlanta, Georgia time, on            *          , 1997).  This date
may be extended at the discretion of the Company for additional periods not
exceeding an aggregate of 180 days (i.e., until        *             , 1997).
Written notice of any such extension will be given to all persons who are already subscribers at the time of the extension. The date on which this Offering terminates plus any extension thereof is referred to in this Prospectus as the "Expiration Date."

     Subscription. As indicated below under "How to Subscribe," upon execution and delivery of a subscription agreement for shares of the Common Stock, subscribers will be required to deliver to the Company a check in the amount of $10.00 times the number of shares subscribed for. All subscriptions will be binding and irrevocable until the Expiration Date.

     Escrow. Subscription proceeds will be deposited in an escrow account with the Escrow Agent for the Company pending completion of this Offering. Subscription proceeds held in the escrow account will be invested in a separate account designated as "GBC Bancorp, Inc. Escrow Account." The Escrow Agent has not investigated the desirability or advisability of an investment in the Company, and has not approved, endorsed or passed upon the merits of the Common Stock.

-----------------
* The blanks will be completed when the Company's Registration Statement on Form SB-2 is declared effective by the Securities and Exchange Commission.

  Company Discretion. The Company reserves the right, in its sole discretion, to accept or reject any subscription in whole or in part on or before the Expiration Date. Without limiting the generality of the foregoing, the Company also reserves the right to accept subscriptions on a prorated basis if it receives subscriptions for more than 1,000,000 shares. The Company will notify all subscribers within five business days after the Expiration Date whether their subscriptions have been accepted. With respect to any subscriptions which are not accepted, in whole or in part, by the Company, the notification will be accompanied by the unaccepted portion of the subscription funds, without interest.

  Termination. The Company reserves the right to terminate the Offering at any time after 650,000 shares have been subscribed for if the Company determines that the total amount of subscriptions will provide adequate capitalization for the Company after payment of expenses.

  Release From Escrow. Subscription proceeds will be released from escrow to the Company upon the occurrence of all of the following events: (a) the sale by the Company of at least 650,000 shares of its Common Stock, (b) receipt by the Company of approval from the Federal Reserve and the Department of Banking to become a bank holding company, (c) satisfaction by the Company of, or a determination by the Company that it will satisfy, all of the conditions that the Federal Reserve and the Department of Banking may impose in their approvals to the Company, (d) receipt by the Bank of approval from the Department of Banking and the FDIC of the Bank's application to organize a new state bank and for deposit insurance, and (e) satisfaction by the Bank of, or a determination by the Bank that it will satisfy, all of the conditions that the Department of Banking and the FDIC have imposed in their approvals to the Bank.

  If the above conditions are met, the Company intends to instruct the Escrow Agent to release to the Company the amount of subscription proceeds relating to subscriptions or portions thereof accepted by the Company, together with any interest earned thereon. Shares of the Company's Common Stock will be issued to subscribers once the subscription proceeds have been released from escrow. Any subscription proceeds received after the above conditions are met but before termination of this Offering will not be deposited in the escrow account, and will be available for immediate use by the Company, to the extent accepted by the Company.

  The Bank received approvals from the Department of Banking on January __, 1997 and its application with the FDIC is pending. The Bank expects to receive approval from the FDIC in January of 1997. The Company expects to receive approvals from the Federal Reserve and the Department of Banking during the first quarter of 1997. In the opinion of the organizers, the only significant condition to all of the foregoing approvals will be that a minimum of 650,000 shares of Common Stock of the Company has to be sold in this Offering. If the requisite shares are not sold, or if the Company or the Bank determine that they cannot satisfy the other conditions included in the approvals by the Expiration Date, then the subscription agreements will be of no further force or effect, and the Escrow Agent shall return by regular mail, to each subscriber at the address shown on the subscriber's payment, all collected funds received from each subscriber, without interest; and the Escrow Agent shall pay over and deliver to the Company all interest earned on the collected funds received from each subscriber to be used solely by the Company to pay organizational expenses of the Company and the Bank.

  It is possible that subsequent to the release of the subscription funds from escrow (the requisite shares having been sold and the determination having been made that the other regulatory conditions will be satisfied) events could occur which could have the effect of preventing the Bank from commencing business. If that were to occur, the Company intends to liquidate and would return to the then shareholders of the Company the portion of their investment which is equal to their total investment less their pro rata share of the expenses incurred by the Company and the Bank. See "USE OF PROCEEDS," "ESTIMATED EXPENDITURES" and "PRO FORMA CAPITALIZATION." While no assurance can be given that the foregoing will not take place, the organizers cannot foresee any such events and believe it is highly unlikely that such events will occur. After consulting with applicable regulatory authorities, the organizers are not aware of any Georgia state banks which failed to commence business after they or their holding companies had raised the required capital. Additionally, based on conversations with applicable regulatory authorities, there are no indications that the Company and the Bank will have any difficulty in satisfying the applicable regulatory conditions.

  Plan of Distribution. Offers and sales of the Common Stock will be made on behalf of the Company primarily by certain of its officers and directors. The officers and directors will receive no commissions or other remuneration in connection with such activities, but they will be reimbursed for their reasonable expenses incurred in the Offering. In reliance on Rule 3a4-1 of the Exchange Act, the Company believes such officers and directors will not be deemed to be brokers and/or dealers under the Exchange Act.

  It is expected that the organizers will purchase a total of 110,000 of the shares of Common Stock offered hereby. Any shares purchased by the organizers in excess of their original commitment will be subject to regulatory approval.

HOW TO SUBSCRIBE

     Preliminary Nonbinding Subscriptions.

     Each prospective investor who (together with the investor's affiliates) desires to purchase 500 or more shares must:

     1. Complete, date and sign the Preliminary Subscription Agreement, which is attached as Exhibit A to this Prospectus.

     2.   Return the completed Preliminary Subscription Agreement as follows:

          HAND OR MAIL DELIVERY

          GBC Bancorp, Inc.
          165 Nash Street
          Lawrenceville, Georgia 30246
          Attention:  Larry D. Key, President

     3.   Preliminary subscriptions are not binding on subscribers.

     4.   Do not send payment for your shares at this time.

     Final Binding Subscriptions.**

     1. When the Registration Statement relating to this Prospectus is declared effective by the SEC, the Company will furnish a final Prospectus to all subscribers together with the Acknowledgment of Subscription, which is attached as Exhibit "B" to this Prospectus.

     2. Subscribers will be asked to complete the Acknowledgment of Subscription, acknowledging receipt of the final Prospectus, and to return it to the Company.

     3. Subscribers will also be asked to send a check to the Company made payable to "the Columbus Bank and Trust Company--Escrow Account for GBC Bancorp, Inc." in an amount equal to $10.00 multiplied by the number of shares subscribed for.

     4. The completed Acknowledgment of Subscription and check should be sent to the Company as follows:

                               GBC Bancorp, Inc.
                                165 Nash Street
                          Lawrenceville, Georgia 30246
                       Attention: Larry D. Key, President

     5. UPON RECEIPT BY THE COMPANY OF THE ACKNOWLEDGMENT AND PAYMENT FOR THE SHARES SUBSCRIBED FOR, THE SUBSCRIPTION AGREEMENT WILL BECOME FINAL AND BINDING AND WILL BE IRREVOCABLE.


                                USE OF PROCEEDS

     The proceeds to the Company from the sale of shares of the Common Stock offered hereby will be used to pay expenses of this Offering and organizational expenses of the Company, which are estimated not to exceed $35,000, and to repay in full a line of credit loan from the Joint Venture in the approximate amount of $191,146 and then to capitalize the Bank through the purchase of 300,000 shares of the Bank's common stock, $10.00 par value, at $20.00 per share.

     The Company has established a $500,000 line of credit from the Gwinnett Banking Joint Venture (the "Joint Venture") which is a joint venture formed by the organizers of the Company and the Bank. Funds advanced to the Company under the line of credit were used to pay certain organizational and Offering expenses to the Company, including a portion of certain salaries of the officers of the Company. The line of credit has a one-year term ending on July 17, 1997 and bears interest initially at 9.25%. The interest rate on the line of credit will fluctuate automatically with the prime rate at a level of 1% above prime rate. Interest is paid monthly. At September 30, 1996, the aggregate outstanding balance on the lines of credit from the Joint Venture to the Company and the Bank was $191,146. See "ESTIMATED EXPENDITURES" and "PRO FORMA CAPITALIZATION."

------------------
** This section is not yet effective because the Prospectus is in preliminary form.

     The Bank will use the $6,000,000 proceeds from the sale of its common stock to the Company to pay expenses incurred in connection with the organization of the Bank (estimated at $117,000), including consulting fees for market analysis and feasibility studies, and legal and accounting fees and expenses, and expenses incurred in connection with certain pre-opening operations of the Bank (estimated at $201,748), including officers' and employees' salaries, rent and occupancy, and interest expense. The total Offering, organizational and pre-opening operating expenses as described above of the Company and the Bank are not expected to exceed $353,748. The Bank has established a $500,000 line of credit from the Joint Venture. The line of credit has a one-year term ending on July 17, 1997 and bears interest initially at 9.25%. The interest rate on the line of credit will fluctuate automatically with the prime rate at a level of 1% above prime rate.
Interest is paid monthly. Funds advanced to the Bank under the line of credit were used to pay certain organization and pre-opening expenses of the Bank.

     The estimates of pre-opening operating expenses assume that the Bank will open in the first quarter of 1997. While no assurance can be given that the Bank will open by then, the organizers are hopeful that the Bank will actually open during the first quarter of 1997.


                             ESTIMATED EXPENDITURES

     In the opinion of the Company, the minimum gross proceeds of $6,500,000 from the Offering will satisfy the cash requirements of the Company and the Bank for their respective first years of operation. It is not anticipated that the Company will find it necessary to raise additional funds to meet expenditures required to operate the business of the Company and the Bank over the next five years. All anticipated material expenditures for such period have been identified and provided for out of the proceeds of this Offering.

     The following table illustrates the intended use by the Company and the Bank of the gross proceeds of this Offering. Although the amounts set forth below provide an indication of the proposed use of funds based upon the plans and estimates of the organizers of the Company and the Bank, actual expenditures may vary from the estimates.




                                                Minimum Offering  Maximum Offering
                                                ----------------  ----------------

Gross Proceeds From This Offering (1)........     $6,500,000       $10,000,000
                                                  ----------       -----------

Anticipated Use of Proceeds by the Company


Offering and Organizational Expenses (2).....     $   35,000       $    35,000

Working Capital..............................        465,000         3,965,000

Capitalization of Bank through Purchase of
 Common Stock of the Bank....................      6,000,000         6,000,000
                                                  ----------       -----------

  Total......................................     $6,500,000       $10,000,000
                                                  ==========       ===========
Anticipated Use of Capital by the Bank


Organizational Expenses (2).................      $  117,000       $   117,000

Pre-opening Operating Expenses (2)..........         201,748           201,748

Working Capital.............................       5,681,252         5,681,252
                                                  ----------       -----------

  Total.....................................      $6,000,000       $ 6,000,000
                                                  ==========       ===========

----------------------
(1) Assuming sale of 650,000 shares and 1,000,000 shares, respectively, at $10.00 per share.
(2) Reflects expenses to be paid directly out of the proceeds of this Offering and amounts advanced under the lines of credit from the Joint Venture. Funds advanced under the lines of credit have been utilized to pay various organizational and pre-offering expenses of the

     Bank and the Company. The Company's line of credit will be repaid in full by the Company from the proceeds of the Offering. The Bank's line of credit will be repaid in full by the Bank from the proceeds of the sale of its common stock to the Company.


                            PRO FORMA CAPITALIZATION

     The following table sets forth the capitalization as of September 30, 1996, and pro forma capitalization as of completion of the Offering, of the Company assuming that 650,000 shares and 1,000,000 shares of the Common Stock, respectively, are sold and the proceeds therefrom are invested as described under "USE OF PROCEEDS" and "ESTIMATED EXPENDITURES."



                                                                        After the (1)
                                                                 ----------------------------
                                                Actual as of
                                                September 30,      Minimum        Maximum
                                                    1996           Offering       Offering
                                              ----------------  -------------  -------------
Debt

    Total Debt (1) ..........................     $191,146        $     -0-     $       -0-

Shareholders' Equity

Common Stock, $1.00 par value,
3,000,000 shares authorized
(650,000 and 1,000,000 shares,
respectively, issued and outstanding)(2).....    $     80(3)     $  650,080     $ 1,000,080

Additional paid-in capital...................         720(3)(4)   5,850,720(4)    9,000,720(4)
                                                 --------        ----------     -----------

Total shareholders' equity...................    $    800        $6,500,800     $10,000,800
                                                 ========        ==========     ===========
--------------------------

(1) Represents amounts outstanding under the Company's line of credit and accounts payable from Gwinnett Banking Company Joint Venture.
(2) Represents the Company's sale of 650,000 shares and 1,000,000 shares of Common Stock, respectively, at $10.00 per share.
(3) Represents 10 shares purchased by each director of the Company for $10.00 per share.
(4) The expenses of the Offering are charged against this account. These expenses are estimated to be $35,000 and such amount was used in the calculation of the amounts shown in columns two and three. Offering costs incurred through September 30, 1996 consist primarily of legal expenses totaling $10,000.

                                   DIVIDENDS


     Since the Company and the Bank are both start-up operations, it will be the policy of the Board of Directors of the Company to reinvest earnings for the period of time necessary to help ensure the success of their operations.
It is the Company's policy not to pay dividends until the Bank is currently and cumulatively profitable. As a result, the Company has no current plans to initiate the payment of cash dividends. See "SUPERVISION AND REGULATION -- Bank Regulation."

                            BUSINESS OF THE COMPANY
                                  AND THE BANK

THE COMPANY

     The Company was incorporated as a Georgia business corporation on August 21, 1996 to become a bank holding company by acquiring all the common stock of the Bank upon its formation. Initially, the Bank will be the sole operating subsidiary of the Company. The Company will apply to the Federal Reserve and the Department of Banking for prior approval to use $6,000,000 of the proceeds of this Offering to acquire the Bank. If such approvals are granted, upon its acquisition of the common stock of the Bank, the Company will become a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act. See "SUPERVISION AND REGULATION."

     The Company has been organized to facilitate the Bank's ability to serve its future customers' requirements for financial services. The holding company structure will provide flexibility for expansion of the Company's banking business through the possible acquisition of other financial institutions and the provision of additional banking-related services which the traditional commercial bank may not provide under present laws. For example, banking regulations require that the Bank maintain a minimum ratio of capital to assets. In event that the Bank's growth is such that this minimum ratio is not maintained, the Company may borrow funds, subject to capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

     The Company has no present plans to acquire any operating subsidiaries other than the Bank. It is expected, however, that the Company may make additional acquisitions in the future in the event that the Company becomes profitable and such acquisitions are deemed to be in the best interest of the Company and its shareholders. Such acquisitions, if any, will be subject to certain regulatory approvals and requirements. See "SUPERVISION AND REGULATION."

THE BANK

     General. The organizers filed an application on behalf of the Bank with the Department of Banking and with the FDIC on October 9, 1996, for authority to organize as a state bank and trust company, the deposits of which will be federally insured, and to conduct a commercial banking business from Gwinnett County, Georgia. The organizers received approvals from the Department of Banking on January ___, 1997 and expects to receive approval from the FDIC in January of 1997. The Bank will not commence business until all pre-opening conditions imposed by its regulators have been satisfied and the Department of Banking has issued the bank a permit to begin business.

     The Bank intends to be a full service commercial bank with trust powers to be exercised at some time after opening. The principal business of the Bank will be to accept deposits from the public and to make loans and other
investments.   The principal source of funds for the bank's loans and
investments are expected to be demand, time, savings, and other deposits (including negotiable orders of withdrawal or NOW accounts), amortization and prepayments of loans and borrowings. A portion of the net proceeds of the Offering will be used by the Bank to fund loans. The principal sources of income for the Bank are expected to be interest and fees collected on loans, interest and dividends collected on other investments and service charges. The principal expenses of the Bank are expected to be interest paid on savings and other deposits (including NOW accounts) interest paid on other borrowings by the Bank, employee compensation, office expenses and other overhead expenses.

     Philosophy. Management's philosophy with respect to the initial operations of the Bank will be to emphasize prompt and responsive personal service to the residents of Gwinnett County in order to attract customers and acquire market share now controlled by other financial institutions in the Bank's market area. The organizers believe that the Bank offers the residents of Gwinnett County and the surrounding areas the opportunity to have an ownership interest in a community bank, while also receiving the benefits associated with a locally owned and managed community bank. Although other community banks are located in the Gwinnett County area, the Bank will be unique in that ownership of the Company's stock will be available to residents in the community. Through ownership in the Company, the residents of the community will have a greater role in the development of the Bank.

     Management of the Bank intends to implement an active officer and director call program to promote these efforts. The purpose of this call program will be to describe the products, services and philosophy of the Bank to both existing and new business prospects. In addition, the organizers of the Bank represent a strong, stable, diversified cross-section of the business and professional community which is at the core of the Bank's primary trade area. Six members of the senior management team of the Company and the Bank have 125 collective years of banking experience, and served key roles in the development of three banks. Given the changes and consolidation in the Gwinnett County's banks, management believes that there is a need for a strong, stable community bank that will be responsive to the small business and consumer banking needs of residents of Gwinnett County.

BANK LOCATION AND FACILITIES

     The Bank will be located in Lawrenceville, Georgia in Gwinnett County in a two-story building leased from the Joint Venture. The site selected for the proposed Bank is 165 Nash Street, Lawrenceville, Georgia. Branch offices are not contemplated during the first five years of operation.

     The Bank plans to provide services to Gwinnett County residents, as well as to residents from the adjacent counties of Fulton, DeKalb and Cobb in Georgia. The City of Lawrenceville is the county seat of Gwinnett County. Lawrenceville had an estimated population of 17,300 as of April 1, 1994 and was the largest city in the county followed by Snellville, Duluth, Lilburn, Buford, Sugar Hill and Norcross.

     The Bank will enter into a primary lease agreement with the Joint Venture to lease permanent office space for the Bank located at 165 Nash Street (the "Permanent Premises") for five years beginning on the completion of the construction of the Permanent Premises with two five-year renewal options (the "Lease Agreement"). Pursuant to the proposed Lease Agreement, the initial annual rental for the 83 feet by 67 feet office space is $135,000 or $11,250 per month. The rental for the renewal will be increased based on the increase in the Consumer Price Index.

     The Bank will lease temporary facilities at 165 Nash Street from the Joint Venture for a rental of $5,000 a month beginning on the opening of the Bank which is expected to occur in the first quarter of 1997 and until the Permanent Premises are constructed. Upon completion of the construction of Permanent Premises, the temporary modular office will be removed and temporary operation and administrative offices will be vacated.

     The organizers of the Bank obtained two appraisals for the fair rental value of the Permanent Premises. One appraisal, dated October 8, 1996, provided a range of market rental for the Permanent Premises. The mid point of such range was $16.00 per square foot. The other appraisal, also dated
October 8, 1996, determined that fair market rental of the premises to be $13,850 per month or $166,200 per year. Copies of the appraisals for the Permanent Premises were filed with the Bank's application to the Department of Banking and the FDIC.

     The owner of the property and the building where the temporary and Permanent Premises are located is the Joint Venture. The members of the Joint Venture are directors of the Company and organizers of the Bank. In the opinion of such organizers, the terms of the Lease Agreement are at least as favorable to the Bank as terms available from unrelated third parties.

     The Permanent Premises when completed will include a full-service teller line and drive-in and walk-up windows. The Bank will not offer safe deposit boxes.

PRIMARY SERVICE AREA

     The Bank's primary service area ("PSA") is defined as all of Gwinnett County, Georgia. The Bank also expects to serve the adjacent counties or parts thereof of Cobb, DeKalb and Fulton. Gwinnett County is easily accessible from all directions by several major roadways: I-85, U.S. Highway 23, 29 and 78 and Georgia Highways 316, 985, 141, 20 and 120. The I-285 perimeter highway around Atlanta passes within five miles of the Gwinnett County border. Lawrenceville is approximately 35 miles northeast of downtown Atlanta and is approximately 40 miles from Athens, Georgia.

ECONOMIC AND DEMOGRAPHIC FACTORS

     The City of Lawrenceville is served by the CSX Family Lines Railroad and the Southern Railway on lines between Atlanta and Athens. Over 60 interstate/intrastate motor freight carriers serve Gwinnett County and many of these maintain break/bulk terminals within Gwinnett County. General aviation services are provided at Gwinnett County's Briscoe Field adjacent to Lawrenceville. Gwinnett County is within 45 minutes of Atlanta's Hartsfield International Airport. Gwinnett County currently does not have any public transportation.

     Gwinnett County has grown during each census since 1930. Its aggregate rate of population growth between 1930 and 1990 was 1167.2%, making it Georgia's second fastest growing county over this 60-year period. Gwinnett County was one of only 38 counties (out of Georgia's 159) that did not experience at least one population decline in the six censuses since 1930. While Gwinnett County was Georgia's 17th most populous county in 1930, it was the 4th most populous in 1990. In each of the two decades between 1970 and 1990, Gwinnett County's rate of growth exceeded 100%. From 1980 to 1990, it was the third fastest growing county in Georgia. For three of the past 10 years, its rate of growth has been so rapid that it ranks as the fastest growing county in the nation. Visions 2020: Baseline Forecasts has projected that Gwinnett County will pass both Cobb and DeKalb County to become Georgia's second most populous county during the second decade of the next century.
Given the fact that estimates of Gwinnett County's rate of population growth have been continually revised upward during the past five years, the editors of Georgia Trend Magazine indicate that it is not inconceivable that the County could challenge Fulton County for first place by the year 2020.

     According to the 1990 Census figures, 245,416 residents of Gwinnett County, or 69.5% of the total population of 352,910, were over the age of nineteen and thus potential customers of the proposed Bank. With only 4.8% of the county's residents 65 years old or older, the third lowest percentage of any county in the Atlanta metropolitan statistical area ("MSA"), management believes that the banking market will be characterized by a strong loan demand for consumer, commercial, and mortgage loans.

     Gwinnett County has a diverse employment base. According to the Gwinnett County Chamber of Commerce, approximately 383 high-tech companies, over 700 manufacturing firms and 274 international firms are located in Gwinnett County. The largest employer in Gwinnett County is the Gwinnett County Public School System with 8,400 employees. AT&T Atlanta Works and Scientific Atlanta follow with 3,500 and 3,000 employees, respectively. There is also a wide variety of manufacturing activity in Gwinnett County which contributes to its economic stability.

     Employment growth has also been strong. According to the Atlanta Regional Commission, Gwinnett County has created 10,800 new jobs per year since 1985 which is 1,100 more new jobs than second place Fulton County at 9,700.
Gwinnett County's projected rate of job increase between 1995 and 2000 is 12.7% which is the highest expected increase in the Atlanta MSA.

     Gwinnett County also has low unemployment. In only two years between 1987 and 1993 did Gwinnett County's unemployment rate exceed 4.0%. Gwinnett County has always been well below Georgia's average unemployment rate. Gwinnett County's unemployment rate for 1993 was lower than any of the counties contiguous to it. At the end of 1995, unemployment in Gwinnett County was at 3.6%.

     The housing and construction market in Gwinnett County has been and, according to all forecasts, will continue to be strong. Housing units in Gwinnett County increased by 137.2% during the decade 1980-1990 and by 15.8% between 1990 and 1994. The bulk of the increase in housing was in single family/duplex housing as opposed to multi-family dwellings or mobile homes, and an inspection of Gwinnett County's many new residential subdivisions reveals new units in a wide range of prices. For the month of June, 1996, Gwinnett County led the Atlanta MSA (and all other counties in Georgia) in the number of both single-family residential and total building permits. According to statistics published by the Gwinnett County Chamber of Commerce, Gwinnett County has also held first place in both categories of permits for every month since the end of 1994.

     In terms of office development, the Atlanta Regional Commission has reported that Gwinnett County has a total inventory of 5.7 million square feet in 194 buildings, with an overall vacancy rate of 10%. In terms of industrial space, Gwinnett County accounts for more than 30% of the total in the MSA and has been the MSA's most active market in new construction and absorption. Gwinnett County has a total inventory of 53.5 million square feet of industrial space and a current vacancy rate of 7.7%. The total inventory of retail space is nine million square feet, and the vacancy rate is 7.8%. The Gwinnett County Chamber of Commerce's 1996 Absorption Study, which provides a twelve-year history of office and industrial growth in Gwinnett County, reports an annual average of 248 projects and 5.2 million square feet. In 1995, 303 projects were reported for Gwinnett County. According to the Gwinnett Chamber of Commerce between 1984 and 1996, the number of hotels/motels in Gwinnett County has grown from six to 66, with 25 facilities added in 1995-96 alone. Over the past 12 years, the number of motel rooms has increased from 548 to 8,212. During 1995, 2,360 apartment units were permitted in Gwinnett County.

COMPETITION AND HISTORICAL DEPOSIT TRENDS

     Management believes that Gwinnett County has a very active and competitive banking market. According to the Gwinnett County Chamber of Commerce, Gwinnett County's bank deposits have shown a very healthy, steady growth rate with the average annual growth rate at 17.13%. There have been a number of mergers and acquisitions that have changed the general structure of the industry with a reduction in the number of community banks based in Gwinnett County. The largest financial institutions serving Gwinnett County as of June 30, 1996, were NationsBank of Georgia, N.A., SunTrust, Wachovia Bank of Georgia, N.A. and First Union Bank of Georgia, N.A., who had $1,317,407,000, $566,636,000, $570,529,000 and $477,587,000, respectively in deposits. The largest Gwinnett County based banks as of June 30, 1996, are Bank of Gwinnett, Lawrenceville; Brand Banking Co., Lawrenceville; and Peoples Bank, Buford, which have $187,595,000; $174,332,000 and $126,160,000 respectively in deposits. Based on published information, there are 18 banks, one thrift institution and three credit unions that operate 100 offices in Gwinnett County. There are approximately 18 financial institutions that have offices in the immediate vicinity of the main office of the Bank.

     Management believes that deposits will increase in Gwinnett County in the next three years. Assuming that the Bank acquires 25% of the average deposit growth per bank, deposits from the market growth in the next three years would be $11,050,000; $17,182,000 and $21,773,000, respectively.

LENDING POLICY

     The Bank is being established initially to support Gwinnett County and plans to expand its support to the immediately-surrounding counties of Cobb, DeKalb and Fulton in Georgia. The Bank will be authorized to make both secured and unsecured loans to individuals, partnerships, corporations and other public and private entities. Management believes that the Bank's lending business will consist principally of making loans to small- and medium-sized businesses and to their owners, officers and employees, loans to independent single-family residential contractors, loans that are guaranteed by the Small Business Administration and loans to individual consumers.

     The Bank's legal lending limits will be 15% of its statutory capital base (its capital stock, surplus, and appropriated retained earnings) for unsecured loans and 25% of its statutory capital base for secured loans. Statutory limits with respect to loans to a single entity may restrict the ability of the Bank to originate large commercial or construction and development loans. However, such loans may be originated in cooperation with other financial institutions that commit to purchase such loans originated by the Bank.

     Management anticipates that the Bank will focus its lending on the extension of relatively short-term loans or, to the extent it makes long-term loans, the extension of loans with variable or adjustable interest rates in an effort to retain a positive spread between its interest income and expenses. Management of the Bank anticipates at least 80% of the Bank's loan portfolio will consist of variable-rate loans. Management also plans to take advantage of the 120-day turnover in construction loans so that management can better match the interest rates earned on the Bank's loans to the interest rates paid on the Bank's deposits. Of the Bank's initial $6,000,000 in capital, $3,000,000 will be allocated to common stock, $2,500,000 to paid-in capital, and $500,000 will be set aside as an expense fund to cover pre-opening expenses and potential losses in its first year of operation. The $500,000 expense fund will not be included in the Bank's statutory capital base. Accordingly, the Bank's initial legal lending limits will be $825,000 for unsecured loans and $1,375,000 for secured loans. While the Bank expects generally to employ more conservative lending limits, the Board of Directors will have discretion to lend up to the legal lending limits as described above.

     Real Estate Loans. The Bank will make and hold real estate loans, consisting primarily of single-family residential construction loans for one-to-four unit family structures. The Bank will require a first lien position on the land associated with the construction project and will offer these loans to professional building contractors and homeowners. Loan disbursements will require on-site inspections to assure the project is on budget and that the loan proceeds are being used for the construction project and not being diverted to another project. The loan-to-value ratio for such loans will be predominantly 75% of the lower of the as-built appraised value or project cost, and will be a maximum of 80% if the loan is amortized. Loans for construction can present a high degree of risk to the lender, depending upon, among other things, whether the builder can sell the home to a buyer, whether the buyer can obtain permanent financing, whether the transaction produces income in the interim and the nature of changing economic conditions.

     Consumer Loans. The Bank plans to make consumer loans, consisting primarily of installment loans to individuals for personal, family and household purposes, including loans for automobiles, home improvements and investments. Risks associated with consumer loans include, but are not limited to, fraud, deteriorated or non-existing collateral, general economic downturn and customer financial problems.

     Commercial Loans. Commercial lending will be directed principally toward small to mid-size businesses whose demand for funds falls within the legal lending limits of the Bank. This category of loans includes loans made to individual, partnership or corporate borrowers, and obtained for a variety of business purposes. Risks associated with these loans can be significant and include, but are not limited to, fraud, bankruptcy, economic downturn, deteriorated or non-existing collateral and changes in interest rates.

INVESTMENTS

     In addition to loans, the Bank will make other investments primarily in obligations of the United States or obligations guaranteed as to principal and interest by the United States and other taxable securities. No investment in any of those instruments will exceed any applicable limitation imposed by law or regulation.

DEPOSITS

     The primary sources of deposits will be residents of, and businesses and their employees located initially in Gwinnett County, and to a lesser extent Cobb County, DeKalb County, Fulton County in Georgia obtained through personal solicitation by the Bank's officers and directors. The Bank will be authorized to accept and pay interest on deposits received from individuals, corporations, partnerships and any other type of legal entity, including fiduciaries (such as private trusts) subject to the requirements of the Department of Banking and the FDIC with regard to the maximum rates of interests payable on deposits, the manner in which such interest may be calculated and paid, the frequency of payment and penalties for early withdrawal of deposits. Qualified deposits will be issued by the FDIC in an amount up to $100,000.

TRUST POWERS

     The Bank's Charter authorizes it to execute trust powers in accordance with the Financial Institutions Code of Georgia. The Bank will not be permitted to exercise such trust powers without approval from the Department of Banking and the FDIC. Management of the Bank does not anticipate that the Bank will seek approval to exercise its trust powers in the immediately foreseeable future.

ASSET AND LIABILITY MANAGEMENT

     The Bank intends to manage its assets and liabilities to provide an optimum and stable net interest margin, a profitable after-tax return on assets and return on equity, and adequate liquidity. These management functions will be conducted within the framework of written loan and investment policies which the Bank will adopt. The Bank will attempt to maintain a balanced position between rate sensitive assets and rate sensitive liabilities. Specifically, it will chart assets and liabilities on a matrix by maturity, effective duration, and interest adjustment period, and endeavor to manage any gaps in maturity ranges.

EMPLOYEES

     Upon commencement of operations, the Bank is expected to have approximately 15 full-time employees and no part-time employees. The Company is not expected to have any employees who are not also employees of the Bank.

DATA PROCESSING SERVICES

     The Bank has entered into a contract with Provesa, Inc. whereby Provesa will provide data processing and item processing/imaging services for the Bank.

                                   MANAGEMENT


OFFICERS AND DIRECTORS

     On August 21, 1996, the Board of Directors of the Company elected the following persons as officers of the Company:


     Larry D. Key             President, Chief Executive Officer

     John T. Hopkins III      Executive Vice President, Chief Financial Officer,
                              Secretary and  Treasurer

     The following table sets forth for the initial members of the Board of Directors of the Company (a) their names, addresses and ages at September 30, 1996, (b) the positions they will hold in the Bank, if any, (c) the number of shares of Common Stock for which they intend to subscribe, and (d) the percentage of outstanding shares such number will represent if the minimum number of shares are sold in this Offering and if the maximum number of shares are sold in this Offering.



                                         POSITION           NUMBER      % OF     % OF
NAME AND ADDRESS              AGE       TO BE HELD       OF SHARES(1)  MINIMUM  MAXIMUM
----------------              ---  --------------------  ------------  -------  -------
Larry D. Key                         President, Chief
3300 Jim Moore Road                  Exec. Officer and
Dacula, Georgia 30211         51     Chairman               20,010      3.1%      2%

                                     Director, Exec. V.
John T. Hopkins III                  President, Chief
4310 Antelope Lane                   Financial Officer,
Lithonia, Georgia 30058       54     Secy. and Treasurer     5,010       .7%      .5%

Paul C. Birkhead                     Director, Exec. V.
4651 Warrior Trail                   Pres. and Sr. Loan
Lilburn, Georgia 30247        52          Officer           20,010      3.1%      2%

James B. Ballard
2400 Bagley Road
Cumming, Georgia 30130        52         Director           10,010      1.5%      1%

Jerry M. Boles
Boles Parts Supply, Inc.
1057 Boulevard, S.E.
Atlanta, Georgia 30312        56         Director           25,010      3.8%     2.5%

W. H. Britt
W. H. Britt & Assoc., Inc.
535 Grayson Parkway
Grayson, Georgia 30221        58         Director           5,010        .7%      .5%

Norris J. Nash
Gwinnett DeKalb Realty, Inc.
4830 Lawrenceville Hwy.
Lilburn, Georgia              69         Director           5,010        .7%      .5%

William S. Stanton
Print Direction, Inc.
1455 Oakbrook Drive
Norcross, Georgia 30093       41         Director           20,010      3.1%      2%


-------------------
(1) Each of the Directors of the Company purchased 10 shares of common stock of the Company for $10.00 per share in connection with the initial organization of the Company.

  In addition, Marcia N. Watkins will serve as Senior Vice President and Chief Operating Officer of the Bank. She does not serve on the Board of Directors of the Company or the Bank.

BIOGRAPHIES

     JAMES B. BALLARD was the Chief Executive Officer, founder and a member of the board of directors from 1972 until January 1996 of Spartan Constructors, Inc., an industrial constructor serving the continental United States as well as the international market. Mr. Ballard currently serves as a consultant to Day and Zimmerman.

     PAUL C. BIRKHEAD was Executive Vice President and Senior Lending Officer of Commercial Bank of Georgia from 1988 when Commercial Bank opened until July 1995 when he resigned to participate in current organizing group of the Company. Mr. Birkhead was Group Vice President of Commercial Lending of Heritage Bank from 1984 until November 1987, when Heritage merged with Bank South, N.A. Mr. Birkhead was Vice President of Commercial Lending for Bank South, N.A. until he resigned in January 1988 to join the organizing group of Commercial Bank of Georgia.

     JERRY M. BOLES has been in the wholesale automotive after-market for 35 years. Mr. Boles is owner and president of Boles Parts Supply, Inc., which was founded in 1964, with headquarters in Atlanta, Georgia and distribution warehouses in Oklahoma City, Oklahoma; Tappahannock, Virginia and Dahlonega, Georgia.

     W. H. BRITT has been an active businessman in the Gwinnett County area since 1975. He is the founder and owner of H & H Truck and Tractor, Inc., an equipment sales company and W. H. Britt and Associates, Inc., a real estate brokerage and development company. Mr. Britt was an organizer of Gwinnett County Bank (Heritage Bank) in 1972 and served as a director until 1987 when the bank was sold.

     JOHN T. HOPKINS III was the Chief Financial Officer and Executive Vice President of Commercial Bank of Georgia until he resigned in July 1996 to participate in the Company's organizing group. Mr. Hopkins was Chief Financial Officer and Chief Operating Officer of Paragon Mortgage from 1993 to 1995. He was Chief Financial Officer of West Corp. which operated commercial, electrical and mechanical contracting companies from 1989 to 1993. From 1985 to 1989, he was Internal Auditor and Chief Financial Officer of Heritage Bank and Corporate Accountant of Williams Service Group. Prior to 1985, Mr. Hopkins was a partner with H. H. Brunet and Company, Certified Public Accountants, specializing in the financial services industry.

     LARRY D. KEY was the Executive Vice President and Chief Lending Officer of Commercial Bank of Georgia from the merger of Commercial Bank of Georgia and Commercial Bank of Gwinnett in March 1995 until he resigned in July 1996 to participate in current organizing group. Mr. Key served as President and Chief Executive Officer of the former Commercial Bank of Georgia from 1994 until merger. He served as Executive Vice President and Chief Credit Officer of the former Commercial Bank of Georgia from 1992 until 1994. Mr. Key was Senior Vice President from the opening of the former Commercial Bank of Georgia in 1988 until 1992. He was Group Vice President and an advisory director of Heritage Bank from 1984 until 1987. Mr. Key managed Moores Building Center, Inc. in Dahlonega, Georgia from 1987 to 1988. Mr. Key served as a director of Commercial Bancorp of Georgia, Inc. and Commercial Bank of Georgia from their initial organization in 1988 until July 1996.

     NORRIS J. NASH is the President of Metropolitan Land Development and Investment Corporation and Gwinnett-DeKalb, Inc. He has been a real estate developer since 1962. Mr. Nash has served as director of the former Gwinnett County Bank, and on the Advisory Board of Wachovia Bank of Georgia, N.A.. Mr. Nash was a member of the House of Representatives for Gwinnett County, District 22, Post #1 from 1967 to 1969.

     WILLIAM S. STANTON is President of Print Direction, Inc. and Atlanta Screen Print, Inc. Mr. Stanton has served as President of Print Direction since its inception in 1984 and Atlanta Screen Print since 1988. He was an Account Representative with Xerox Corporation from 1977 to 1981.

     MARCIA N. WATKINS is Senior Vice President and Chief Operating Officer of the Bank. Prior to serving as Senior Vice President and Chief Operating Officer, Ms. Watkins served as Senior Vice President and Chief Operations Officer of Commercial Bank of Georgia from its inception in February 1988 to June 1996. Ms. Watkins was one of the original seven employees involved in the opening of Gwinnett County Bank, a/k/a Heritage Bank, in February 1971. Ms. Watkins served as Senior Operations Officer of Heritage Trust from February 1986 to February 1988. Ms. Watkins held various positions with the Heritage Bank, including Vice President and Cashier between 1971 and 1986.

CASH COMPENSATION

     While no employment agreements exist or are presently contemplated, it is anticipated that the Company will pay initial annual salaries to its officers as follows:


    Person                                 Position                                   Salary
    -------                                --------                                   ------
    Larry D. Key                           President; Chief Executive                 $130,000(1)
                                           Officer and Chairman

    John T. Hopkins III                    Executive Vice President,                  $ 95,000(1)
                                           Chief Financial Officer,
                                           Secretary and Treasurer

In addition, the Bank will pay initial annual salaries to its officers as follows:

    Person                                 Position                                   Salary
    ------                                 --------                                   ------
    Paul C. Birkhead                       Executive Vice President                   $ 95,000

    Marcia N. Watkins                      Senior Vice President and                  $ 55,000
                                           Chief Operating Officer

-----------------
(1) The Bank will be responsible for 90% of these initial salaries and the Company will be responsible for the remainder.

     The officers of the Company and the Bank will also receive health, life and disability insurance under the same plan and terms as other employees of the Bank. In addition, Messrs. Key, Hopkins and Birkhead will each receive an automobile allowance of $650 per month.

     Directors of the Bank will not be compensated for their services as directors until the Bank earns a profit both currently and cumulatively.

CERTAIN TRANSACTIONS

     It is possible that the Company and the Bank will have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank, including members of their families or corporations, partnerships or other organizations in which such directors and officers have a controlling interest. If such transactions occur, they will be on substantially the same terms (including price, interest rate and collateral) as those prevailing at the time for comparable transactions with unrelated parties, and any banking transactions will not be expected to involve more than the normal risk of collectibility or present other unfavorable features to the Company and the Bank.

     In addition, the Company and the Bank each have a line of credit loan from the Joint Venture which consists of the organizers of the Company and the Bank in the aggregate amount of $500,000 to pay organizational and pre-opening expenses for the Company and Bank. The line of credit has a one-year term ending on July 17, 1997 and bears interest at an initial rate of 9.25% which interest rate will fluctuate automatically with the prime rate at a level of 1.0% above prime rate. Interest on the amounts advanced under the line of credit are payable monthly on the last day of each calendar month. The line of credit and interest costs will be repaid by the Company from the proceeds of this Offering. See "USE OF PROCEEDS." The line of credit and interest costs will be repaid by the Bank from the proceeds of the sale of its common stock to the Company.

     It is anticipated that Columbus Bank and Trust Company will operate as the correspondent bank for the Bank. Columbus Bank and Trust is wholly owned by Synovus Financial Corporation.

     The Bank will enter into a Lease Agreement with the Joint Venture to lease the Permanent Premises. The members of the Joint Venture are directors of the Company and organizers of the Bank. See "BUSINESS OF THE COMPANY" and "THE BANK--Bank Location and Facilities."

            MARKET FOR COMMON STOCK AND RELATED SHAREHOLDER MATTERS


     There is currently no market for the shares of Common Stock and it is not likely that an active trading market will develop for the shares in the future. There are no present plans for the Company's Common Stock to be traded on any stock exchange or over-the-counter market. As a result, investors who need or wish to dispose of all or part of their shares may be unable to do so except in private, directly negotiated sales.

                   DESCRIPTION OF COMMON STOCK OF THE COMPANY

GENERAL

     The Company's Articles of Incorporation authorize the Company to issue up to 3,000,000 shares of Common Stock, par value $1.00 per share, of which a minimum of 650,000 shares and a maximum of 1,000,000 shares will be issued pursuant to this Offering. Eighty shares of Common Stock were issued prior to the Offering to the initial directors of the Company.

     All shares of Common Stock of the Company will be entitled to share equally in dividends from funds legally available therefor, when, as and if declared by the Board of Directors, and upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in all assets of the Company available for distribution to the shareholders. It is not anticipated that the Company will pay any cash dividends on the Common Stock in the near future. See "DIVIDENDS." Each holder of Common Stock will be entitled to one vote for each share on all matters submitted to the shareholders. Holders of Common Stock will not have any preemptive right to acquire authorized but unissued capital stock of the Company. There is no cumulative voting, redemption right, sinking fund provision, or right of conversion in existence with respect to the Common Stock. All shares of the Common Stock issued in accordance with the terms of this Offering as described in this Prospectus will be fully-paid and non-assessable.

SHARES HELD BY AFFILIATES

     Upon completion of this Offering, the Company will have a minimum of 650,000 shares and a maximum of 1,000,000 shares outstanding from the Offering. All of these shares will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "1933 Act"), except for shares purchased in this Offering by the officers and directors of the Company.

     Such officers and directors are "affiliates" of the Company (as that term is defined in Rule 144 adopted under the 1933 Act) and, as a result, their shares will be subject to certain resale restrictions.

     Rule 144 generally provides that a person (including an affiliate of the Company) who has beneficially owned shares for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding such sale, whichever is greater. While affiliates may generally sell nonrestricted shares under Rule 144 without regard to the length of their holding period, all shares purchased by the officers and directors will be purchased for investment purposes and not with a present intention of redistribution.

     There can be no assurance that a public market for the Common Stock will exist at any time subsequent to this Offering. As a result, investors who may wish or who need to dispose of all or a part of their investment in the Common Stock may not be able to do so except for private direct negotiations with third parties, assuming that third parties are willing to purchase the Common Stock.

                    ANTITAKEOVER PROVISIONS OF THE COMPANY'S
                      ARTICLES OF INCORPORATION AND BYLAWS


     The Articles of Incorporation of the Company contain certain provisions which would have the effect of impeding an attempt to change or remove management of the Company or to gain control of the Company in a transaction not supported by its Board of Directors (the "Protective Provisions"). In general, one purpose of the Protective Provisions is to assist the Company's Board of Directors in playing a role in connection with attempts to acquire control of the Company, so that the Board of Directors of the Company can further and protect the interests of the Company and its shareholders as appropriate under the circumstances, including if the Board of Directors determines that a sale of control is in the best interest of the Company and its shareholders, by enhancing the Board's ability to maximize the value to be received by the shareholders upon such sale.

     Although the Company's management believes the Protective Provisions are, therefore, beneficial to shareholders of the Company, the Protective Provisions also may tend to discourage some takeover bids. As a result, shareholders of the Company may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, the Company may be able to avoid those expenditures of time and money.

     The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of the Company's Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of the Company's Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of the Company through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for shareholders of the Company to replace the Board of Directors or management, even if a majority of the shareholders believes such replacement is in the best interests of the Company. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

     The Articles of Incorporation of the Company also contain a provision which eliminates the potential personal liability of directors for monetary damages. In addition, the Bylaws of the Company contain certain provisions which provide indemnification for directors of the Company.

     The Protective Provisions and the provisions relating to elimination of liability and indemnification of directors are discussed more fully below.

CHANGE IN NUMBER OF DIRECTORS

     Article 7 of the Articles of Incorporation of the Company provides that any change in the number of directors of the Company, as set forth in its Bylaws, would have to be made by the affirmative vote of 2/3 of the entire Board of Directors or by the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock.

     Under Georgia law, the number of directors may be increased or decreased from time to time by amendment to the Bylaws, unless the Articles of Incorporation provide otherwise or unless the number of directors is otherwise fixed by the shareholders.

REMOVAL OF DIRECTORS

     Article 8 of the Articles of Incorporation of the Company provides that directors of the Company may be removed during their terms with or without cause by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. "Cause" for this purpose is defined as final conviction of a felony, request or demand for removal by any bank regulatory authority having jurisdiction over the Company, or determination by at least 2/3 of the incumbent directors of the Company that the conduct of the director to be removed has been inimical to the best interests of the Company.

     Under Georgia law, any or all of the directors of a corporation may be removed with or without cause by the affirmative vote of a majority of the shares represented at a meeting at which a quorum is represented and entitled to vote thereon, unless the Articles of Incorporation provide otherwise.

LIMITATION OF LIABILITY

     Article 10 of the Company's Articles of Incorporation, subject to certain exceptions, eliminates the potential personal liability of a director for monetary damages to the Company and to the shareholders of the Company for breach of a duty as a director. There is no elimination of liability for (a) a breach of duty involving appropriation of a business opportunity of the Company, (b) an act or omission not in good faith or involving intentional misconduct or a knowing violation of law, (c) a transaction from which the director derives an improper material tangible personal benefit, or (d) as to any payment of a dividend or approval of a stock repurchase that is illegal under the Georgia Business Corporation Code. Article 10 does not eliminate or limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving monetary damages.

     Article 10 was adopted by the Company pursuant to the Georgia Business Corporation Code which allows Georgia corporations, with the approval of their shareholders, to include in their Articles of Incorporation a provision eliminating or limiting the liability of directors, except in the circumstances described above. Article 10 was included in the Company's Articles of Incorporation to encourage qualified individuals to serve and remain as directors of the Company. While the Company has not experienced any problems in locating directors, it could experience difficulty in the future as the Company's business activities increase and diversify. Article 10 was also included to enhance the Company's ability to secure liability insurance for its directors at a reasonable cost. While the Company intends to obtain liability insurance covering actions taken by its directors in their capacities as directors, the Board of Directors believes that the current director's liability insurance environment, and the environment for the foreseeable future, is characterized by increasing premiums, reduced coverage and an increasing risk of litigation and liability. The Board of Directors believes that Article 10 will enable the Company to secure such insurance on terms more favorable than if such a provision were not included in the Articles of Incorporation.

SUPERMAJORITY VOTING ON CERTAIN TRANSACTIONS

     Under Article 12 of the Articles of Incorporation of the Company, with certain exceptions, any merger or consolidation involving the Company or any sale or other disposition of all or substantially all of its assets will require the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock. However, if the Board of Directors of the Company has approved the particular transaction by the affirmative vote of 2/3 of the entire Board, then the applicable provisions of Georgia law would govern and shareholder approval of the transaction would require the affirmative vote of the holders of only a majority of the outstanding shares of Common Stock entitled to vote thereon.

     The primary purpose of this Article is to discourage any party from attempting to acquire control of the Company through the acquisition of a substantial number of shares of Common Stock followed by a forced merger or sale of assets without negotiation with management. Such a merger or sale might not be in the best interests of the Company or its shareholders. This provision may also serve to reduce the risk of a potential conflict of interest between a substantial shareholder on the one hand and the Company and its other shareholders on the other.

     The foregoing provision could enable a minority of the Company shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the directors could cause a 2/3 vote to be required to approve the transaction by withholding their consent to such a transaction, thereby enhancing their positions with the Company and the Bank. However, of the eight persons who are directors of the Company, only two will be affiliated with the Company and only three with the Bank in a full-time management position.

EVALUATION OF AN ACQUISITION PROPOSAL

     Article 13 of the Company's Articles of Incorporation provides that the response of the Company to any acquisition proposal made by another party will be based on the Board's evaluation of the best interests of the Company and its shareholders. As used herein, the term "acquisition proposal" refers to any offer of another party (a) to make a tender offer or exchange offer for any equity security of the Company, (b) to merge or consolidate the Company with another corporation, or (c) to purchase or otherwise acquire all or substantially all of the properties and assets owned by the Company.

     Article 13 charges the Board, in evaluating an acquisition proposal, to consider all relevant factors, including (a) the expected social and economic effects of the transaction on the employees, customers and other constituents (e.g., suppliers of goods and services) of the Company and the Bank, (b) the expected social and economic effects on the communities within which the Company and the Bank operate, and (c) the consideration being offered by the other corporation in relation (i) to the then current value of the Company as determined by a freely negotiated transaction and (ii) to the Board of Directors' then estimate of the Company's future value as an independent entity. The enumerated factors are not exclusive, and the Board may consider other relevant factors.

     This Article has been included in the Company's Articles of Incorporation because the Bank is charged with providing support to and being involved with the communities it serves, and the Board believes its obligations in evaluating an acquisition proposal extend beyond evaluating merely the consideration being offered in relation to the then market or book value of the Common Stock. No provisions of Georgia law specifically enumerate the factors a corporation's board of directors should consider in the event the corporation is presented with an acquisition proposal.

     While the value of the consideration offered to shareholders is the main factor when weighing the benefits of an acquisition proposal, the Board believes it appropriate also to consider all other relevant factors. For example, this Article directs the Board to evaluate the consideration being offered in relation to the then current value of the Company determined in a freely negotiated transaction and in relation to the Board's then estimate of the future value of the Company as an independent concern. A takeover bid often places the target corporation virtually in the position of making a forced sale, sometimes when the market price of its stock may be depressed. The Board believes that frequently the consideration offered in such a situation, even though it may be in excess of the then market value (i.e., the value at which shares are then currently trading), it is less than that which could be obtained in a freely negotiated transaction. In a freely negotiated transaction, management would have the opportunity to seek a suitable partner at a time of its choosing and to negotiate for the most favorable price and terms which reflect not only the current value, but also the future value of the Company.

     One effect of this Article may be to discourage a tender offer in advance. Often an offeror consults the Board of a target corporation prior to or after commencing a tender offer in an attempt to prevent a contest from developing. In the opinion of the Board, this provision will strengthen its position in dealing with any potential offeror which might attempt to acquire the Company through a hostile tender offer. Another effect of this Article may be to dissuade shareholders who might be displeased with the Board's response to an acquisition proposal from engaging the Company in costly litigation. This provision, however, does not affect the right of a shareholder displeased with the Board's response to an acquisition proposal to institute litigation against the Company and to allege that the Board breached an obligation to shareholders by not limiting its evaluation of an acquisition proposal to the value of the consideration being offered in relation to the then market or book value of the Common Stock.

     Article 13 would not make an acquisition proposal regarded by the Board as being in the best interests of the Company more difficult to accomplish. It would, however, permit the Board to determine that an acquisition proposal was not in the best interests of the Company (and thus to oppose it) on the basis of the various factors deemed relevant. In some cases, such opposition by the Board might have the effect of maintaining the positions of incumbent management.

AMENDMENT OF PROVISIONS

     Any amendment of Articles 7, 8, 10, 12, and 13 of the Company's Articles of Incorporation requires the affirmative vote of the holders of at least 2/3 of the outstanding shares of Common Stock, unless 2/3 of the entire Board of Directors approves the amendment. If 2/3 of the Board approves the amendment, the applicable provisions of Georgia law would govern, and the approval of only a majority of the outstanding shares of Common Stock would be required.

INDEMNIFICATION

     The Bylaws of the Company contain certain indemnification provisions which provide that directors, officers, employees or agents of the Company will be indemnified against expenses actually and reasonably incurred by them if they are successful on the merits of a claim or proceeding.

     When a case or dispute is not ultimately determined on its merits (i.e., it is settled), the indemnification provisions provide that the Company will indemnify directors when they meet the applicable standard of conduct. The applicable standard of conduct is met if the director acted in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, if the director had no reasonable cause to believe his or her conduct was unlawful. Whether the applicable standard of conduct has been met is determined by the Board of Directors, the shareholders or independent legal counsel in each specific case.

     The Bylaws of the Company also provide that the indemnification rights set forth therein are not exclusive of other indemnification rights to which a director may be entitled under any bylaw, resolution or agreement, either specifically or in general terms approved by the affirmative vote of the holders of a majority of the shares entitled to vote thereon. The Company can also provide for greater indemnification than that set forth in the Bylaws if it chooses to do so, subject to approval by the Company's shareholders. The Company may not, however, indemnify a director for liability arising out of circumstances which constitute exceptions to limitation of a director's liability for monetary damages.

     The indemnification provisions of the Bylaws specifically provide that the Company may purchase and maintain insurance on behalf of any director against any liability asserted against such person and incurred by him in any such capacity, whether or not the Company would have had the power to indemnify against such liability.

     The Company is not aware of any pending or threatened action, suit or proceeding involving any of its directors or officers for which indemnification from the Company may be sought.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                           SUPERVISION AND REGULATION


     Bank holding companies and banks are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provision referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation and examination of the Company and the Bank by the bank regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company.

BANK HOLDING COMPANY REGULATION

     The Company will be a registered holding company under the Bank Holding Company Act of 1956 (the "BHC Act") and the Georgia Bank Holding Company Act (the "Georgia BHC Act") and will be regulated under such acts by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and by the Department of Banking, respectively.

     As a bank holding company, the Company is required to file annual reports with the Federal Reserve and the Department of Banking and such additional information as the applicable regulator may require pursuant to the BHC Act and the Georgia BHC Act. The Federal Reserve and the Department of Banking may also conduct examinations of the Company to determine whether it is in compliance with both the BHC Act and the Georgia BHC Act and the regulations promulgated thereunder.

     The BHC Act also requires every bank holding company to obtain prior approval from the Federal Reserve before acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank which is not already majority owned or controlled by that bank holding company. Acquisition of any additional banks would also require prior approval from the Department of Banking.

     On September 29, 1994, President Clinton signed the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") which amended federal law to permit bank holding companies to acquire existing banks in any state effective September 29, 1995, and any interstate bank holding company is permitted to merge its various bank subsidiaries into a single bank with interstate branches effective June 1, 1997. States have the authority to authorize interstate branching prior to June 1, 1997, or alternatively, to opt out of interstate branching prior to that date.

     In addition to having the right to acquire ownership or control of other banks, a bank holding company is authorized to acquire ownership or control of non-banking companies, provided the activities of such companies are so closely related to banking or managing or controlling banks that the Federal Reserve considers such activities to be proper to the operation and control of banks. Regulation Y, promulgated by the Federal Reserve, sets forth those activities which are regarded as closely related to banking or managing or controlling banks and, thus, are permissible activities for bank holding companies, subject to approval by the Federal Reserve in individual cases.

     Federal Reserve policy requires a bank holding company to act as a source of financial strength and to take measures to preserve and protect bank subsidiaries in situations where additional investments in a troubled bank may not be warranted. Under these provisions, a bank holding company may be required to loan money to its subsidiaries in the form of capital notes or other instruments which qualify for capital under regulatory rules. Any loans by the holding company to such subsidiary banks are likely to be unsecured and subordinated to such bank's depositors and perhaps to its other creditors.

BANK REGULATION

     The Company will initially have one subsidiary bank. The Bank will be a state bank chartered under the laws of the State of Georgia and will be subject to examination by the Department of Banking. The Department of Banking regulates or monitors all areas of a bank's operations and activities, including reserves, loans, mergers, issuance of securities, payment of dividends, interest rates and establishment of branches.

     The Bank will also be insured and regulated by the Federal Deposit Insurance Corporation (the "FDIC"). The major functions of the FDIC with respect to insured banks include paying depositors to the extent provided by law in the event an insured bank is closed without adequately providing for payment of the claims of depositors, acting as a receiver of state banks placed in receivership when so appointed by state authorities, and preventing the continuance or development of unsound and unsafe banking practices. In addition, the FDIC is authorized to examine insured state banks which are not members of the Federal Reserve to determine the condition of such banks for insurance purposes. The FDIC also approves conversions, mergers, consolidations and assumption of deposit liability transactions between insured banks and noninsured banks or institutions to prevent capital or surplus diminution in such transactions where the resulting, continued or assuming bank is an insured non-member state bank.

     Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the BHC Act on any extension of credit to the bank holding company or any of its subsidiaries, on investment in the stock or other securities of the bank holding company or its subsidiaries, and on the taking of such stock or securities as collateral for loans to any borrower. In addition, a bank holding company and its subsidiaries are prohibited from engaging in certain tying arrangements in connection with any extension of credit or provision of any property or services.

CAPITAL REQUIREMENTS

     Regulatory agencies measure capital adequacy with a framework that makes capital requirements sensitive to the risk profile of the individual banking institution. The guidelines define capital as either Tier 1 capital (primarily shareholders equity) or Tier 2 capital (certain debt instruments and a portion of the reserve for loan losses). There are two measures of capital adequacy for bank holding companies and their subsidiary banks: the Tier 1 leverage ratio and the risk-based capital requirements. Bank holding companies and their subsidiary banks must maintain a minimum Tier 1 leverage ratio of 4%. In addition, Tier 1 capital must equal 4% of risk-weighted assets, and total capital (Tier 1 plus Tier 2) must equal 8% of risk-weighted assets. These are minimum requirements, however, and institutions experiencing internal growth (which will initially be the case for the Bank) or making acquisitions, as well as institutions with supervisory or operational weaknesses, will be expected to maintain capital positions well above these minimum levels.

     The federal banking agencies have proposed amending the capital adequacy standards to provide for the consideration of interest rate risk in the overall determination of a bank's capital ratio and to require banks with greater interest rate risk to maintain adequate capital for the risk. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 (the "1991 Act") imposes a regulatory matrix which requires the federal banking agencies to take prompt corrective action to deal with depository institutions that fail to meet their minimum capital requirements or are otherwise in a troubled condition. The prompt corrective action provisions require undercapitalized institutions to become subject to an increasingly stringent array of restrictions, requirements and prohibitions, as their capital levels deteriorate and supervisory problems mount. Should these corrective measures prove unsuccessful in recapitalizing the institution and correcting its problems, the 1991 Act mandates that the institution be placed in receivership.

     Pursuant to regulations promulgated under the 1991 Act, the corrective actions that the banking agencies either must or may take are tied primarily to an institution's capital levels. In accordance with the framework adopted by the 1991 Act, the banking agencies have developed a classification system, pursuant to which all banks and thrifts are placed into one of five categories: well-capitalized institutions, adequately capitalized institutions, undercapitalized institutions, significantly undercapitalized institutions and critically undercapitalized institutions. The capital thresholds established for each of the categories are as follows:



                                         Total         Tier 1 Risk-
Capital Category  Tier 1 Capital   Risk-Based Capital  Based Capital         Other
----------------  ---------------  ------------------  -------------  --------------------
Well Capitalized    5% or more        10% or more       6% or more    Not subject to a
                                                                      capital directive
Adequately
Capitalized         4% or more         8% or more       4% or more             --

Undercapitalized   less than 4%       less than 8%     less than 4%            --

Significantly
Undercapitalized   less than 3%       less than 6%     less than 3%            --

Critically          2% or less
Undercapitalized  tangible equity          --               --                 --

     The Department of Banking will require the Bank to maintain a ratio (the "primary capital ratio") of total capital (which is essentially Tier 1 capital plus the allowance for loan losses) to total assets (defined as balance sheet assets plus the allowance for loan losses) of at least 6%. In addition, the Bank will be required to maintain a primary capital ratio of 8% during its first three years of operation.

     The capital guidelines can affect the Company and the Bank in several ways. After completion of this Offering, the Company and the Bank will both have capital ratios which are significantly greater than those required for "well capitalized" institutions. However, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors, could change the capital position of the Company and the Bank, making an additional capital infusion necessary.

CRA AND FAIR LENDING

     On April 19, 1995, the federal bank regulatory agencies adopted revisions to the regulations promulgated pursuant to the Community Reinvestment Act (the "CRA"), which are intended to set distinct assessment standards for financial institutions. The revised regulation contains three evaluation tests: (a) a lending test which will compare the institution's market share of loans in low- and moderate-income areas to its market share of loans in its entire service area and the percentage of a bank's outstanding loans to low- and moderate-income areas or individuals, (b) a services test which will evaluate the provision of services that promote the availability of credit to low- and moderate-income areas, and (c) an investment test, which will evaluate an institution's record of investments in organizations designed to foster community development, small- and minority-owned businesses and affordable housing lending, including state and local government housing or revenue bonds. The regulation is designed to reduce the paperwork requirements of the current regulations and provide regulators, institutions and community groups with a more objective and predictable manner with which to evaluate the CRA performance of financial institutions. The rule became effective on January 1, 1996 when evaluation under streamlined procedures began for institutions with assets of less than $250 million that are owned by a holding company with total assets of less than $1 billion.

     Congress and various federal agencies (including, in addition to the bank regulatory agencies, the Department of Housing and Urban Development, the Federal Trade Commission and the Department of Justice) (collectively the "Federal Agencies") responsible for implementing the nation's fair lending laws have been increasingly concerned that prospective home buyers and other borrowers are experiencing discrimination in their efforts to obtain loans. In recent years, the Department of Justice has filed suit against financial institutions which it determined had discriminated, seeking fines and restitution for borrowers who allegedly suffered from discriminatory practices. Most, if not all, of these suits have been settled (some for substantial sums) without a full adjudication on the merits.

     On March 8, 1994, the Federal Agencies, in an effort to clarify what constitutes lending discrimination and to specify the factors the agencies will consider in determining if lending discrimination exists, announced a joint policy statement detailing specific discriminatory practices prohibited under the Equal Credit Opportunity Act and the Fair Housing Act. In the policy statement, three methods of proving lending discrimination were identified: (a) overt evidence of discrimination, when a lender blatantly discriminates on a prohibited basis; (b) evidence of disparate treatment, when a lender treats applicants differently based on a prohibited factor even where there is no showing that the treatment was motivated by prejudice or a conscious intention to discriminate against a person, and (c) evidence of disparate impact, when a lender applies a practice uniformly to all applicants, but the practice has a discriminatory effect, even where such practices are neutral on their face and are applied equally, unless the practice can be justified on the basis of business necessity.

FDIC INSURANCE ASSESSMENTS

     The Bank will be subject to FDIC deposit insurance assessments for the Bank Insurance Fund. The FDIC has implemented a risk-based assessment system whereby banks are assessed on a sliding scale depending on their placement in nine separate supervisory categories. Beginning in January, 1996, the highest-rated institutions were required to pay the statutory annual minimum of $2,000 for FDIC insurance. Rates for all other institutions were reduced by four cents per $100 as well, leaving a premium range of 3 cents to 27 cents per $100.

FUTURE REQUIREMENTS

     Statutes and regulations are regularly proposed which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of the nation's financial institutions. It cannot be predicted whether or what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.

                                 LEGAL MATTERS


     The validity of the Common Stock offered hereby will be passed upon for the Company by Womble Carlyle Sandridge & Rice, PLLC, Atlanta, Georgia.

                                    EXPERTS


     The financial statements of the Company at September 30, 1996, and for the period from August 21, 1996 (inception) until September 30, 1996, set forth herein have been so included in reliance on the report of Mauldin & Jenkins, independent certified public accountants, given on the authority of that firm as experts in accounting and auditing.

-----------------------------------------------------------

                     GBC BANCORP, INC.
               (A DEVELOPMENT STAGE COMPANY)

                     FINANCIAL REPORT

                    SEPTEMBER 30, 1996

-----------------------------------------------------------

GBC BANCORP, INC.
                          (A Development Stage Company)

                          INDEX TO FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1996



                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Independent Auditor's Report................................................F-3

Balance Sheet, September 30, 1996...........................................F-4

Statement of Loss, Period from July 17, 1996, Date of Inception, to September 30, 1996..................................................F-5

Statement of Stockholder's (Deficit), Period from July 17, 1996,
     Date of Inception, to September 30, 1996...............................F-6

Statement of Cash Flows, Period from July 17, 1996, Date of
     Inception, to September 30, 1996.......................................F-7

Notes to Financial Statements...............................................F-8

                          INDEPENDENT AUDITOR'S REPORT




To the Board of Directors
GBC Bancorp, Inc.
Lawrenceville, Georgia


We have audited the accompanying balance sheet of GBC Bancorp, Inc., a development stage company, as of September 30, 1996, and the related statements of loss, stockholder's (deficit) and cash flows for the period from July 17, 1996, date of inception, to September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GBC Bancorp, Inc. as of September 30, 1996, and the results of its operations and its cash flows for the period from July 17, 1996, date of inception, to September 30, 1996, in conformity with generally accepted accounting principles.


                                                        MAULDIN & JENKINS, LLC

Atlanta, Georgia
November 1, 1996

                                GBC BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                  BALANCE SHEET
                               SEPTEMBER 30, 1996


ASSETS
Cash                                                                $     800.00
Equipment                                                               30007.00
Deferred organization and stock offering costs                          53895.00
                                                                    ------------

                                                                    $   84702.00
                                                                    ------------

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

LIABILITIES, due to related party                                   $  191146.00
                                                                    ------------

COMMITMENTS

STOCKHOLDERS' (DEFICIT)
Common stock, $1 par value; 3,000,000 shares authorized;
80 shares issued and outstanding                                           80.00
Capital surplus                                                           720.00

Deficit accumulated during the development stage                      -107244.00
                                                                    ------------
Total stockholder's (deficit)                                         -106444.00
                                                                               0
                                                                    ------------
                                                                    $   84702.00
                                                                    ------------

See Notes to Financial Statements.

                                GBC BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                                STATEMENT OF LOSS
       PERIOD FROM JULY 17, 1996, DATE OF INCEPTION, TO SEPTEMBER 30, 1996




EXPENSES
Personnel expenses                                                  $   77823.00

Interest                                                                 1456.00

Equipment and occupancy expenses                                        18872.0O

Other expenses                                                           9093.00
                                                                    ------------
                                                                       107244.00
                                                                    ------------

Net loss and deficit accumulated during the development stage       $ -107244.00
                                                                    ------------


See Notes to Financial Statements.

                                GBC BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                      STATEMENT OF STOCKHOLDERS' (DEFICIT)
       PERIOD FROM JULY 17, 1996, DATE OF INCEPTION, TO SEPTEMBER 30, 1996

                                                                                                      Deficit
                                                            Common Stock                            Accumulated      Total
                                                   ------------------------------                   During the   Stockholder's
                                                     Shares             Par              Capital    Development    (Deficit)
                                                                       Value             Surplus       Stage        Equity
                                                   -----------     -------------       -------------  --------   ------------

BALANCE, JULY 17, 1996 (DATE OF INCEPTION)                         $                   $             $            $
ISSUANCE OF 80 SHARES OF COMMON STOCK                    80.00              80.00             720.00                  800.00

Net loss                                                                                              -107244.00   -107244.00
                                                   -----------     --------------      ------------- -----------  -----------
BALANCE, SEPTEMBER 30, 1996                              80.00     $        80.00      $      720.00 $-107244.00   -106444.00



See Notes to Financial Statements.

                                GBC BANCORP, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS
       PERIOD FROM JULY 17, 1996, DATE OF INCEPTION, TO SEPTEMBER 30, 1996

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                                                                $-107244.00

Adjustment to reconcile net loss to net cash provided by operating activities:

Preopening expenses incurred by the Joint Venture

on behalf of the Company                                                                  107244.00

                                                                                          ---------

net cash provided by operating activities                                                 ---------

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from issuance of common stock                                                        800.00
                                                                                           ---------

Net cash provided by financing activities                                                     800.00
                                                                                           ---------

Net increase in cash                                                                          800.00

Cash at beginning of period                                                                        0
                                                                                           ---------
Cash at end of period                                                                      $  800.00
                                                                                           ---------

NONCASH TRANSACTION
Cost of equipment and deferred organization and stock offering
costs incurred by the Joint Venture on behalf of the Company                               $83902.00
                                                                                           ---------

See Notes to Financial Statements.

                                GBC BANCORP, INC.
                          (A DEVELOPMENT STAGE COMPANY)

                          NOTES TO FINANCIAL STATEMENTS






NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        ORGANIZATION

          GBC Bancorp, Inc. (the "Company") was incorporated on August 21, 1996, to operate as a bank holding company pursuant to the Federal Bank Holding Company Act of 1956, as amended, and the Georgia Bank Holding Company Act, and to purchase 100% of the issued and outstanding capital stock of Gwinnett Banking Company (the "Bank"), an association to be organized under the laws of the State of Georgia, which will conduct a general banking business in Lawrencevile, Georgia. The Organizers have filed a joint application with the Georgia Department of Banking and Finance (the "DBF") and the Federal Deposit Insurance Corporation (the "FDIC") to charter the proposed Bank and for FDIC insurance of the Bank's deposits. Upon receipt of preliminary approval from the DBF, the Company will file an application to become a bank holding company with the Federal Reserve Board (the "FRB") and the DBF. Upon obtaining regulatory approval, the Company will be a registered bank holding company subject to regulation by the FRB and the DBF.

          Activities since inception have consisted of the Company's and the Bank's organizers engaging in organizational and preopening activities necessary to obtain regulatory approvals and to prepare to commence business as a financial institution.

        SIGNIFICANT ACCOUNTING POLICIES

        BASIS OF PRESENTATION

          The financial statements have been prepared on the accrual basis in accordance with generally accepted accounting principles.

                        NOTES TO FINANCIAL STATEMENTS

        SIGNIFICANT ACCOUNTING POLICES (CONTINUED)

         ORGANIZATION AND STOCK OFFERING COSTS

          Organization costs will be amortized in accordance with applicable DBF regulations and accounting policies over a period not to exceed five years from the commencement of operations. Stock offering costs will be charged to capital surplus upon completion of the stock offering. Additional costs are expected to be incurred for organization costs and stock offering costs.

          Following is a summary of deferred organization and stock offering costs:


          Consulting                                $ 15000.00

          Legal                                       38895.00
                                                    ----------
                                                    $ 53895.00
                                                    ----------


     INCOME TAXES

        The Company will be subject to Federal and state income taxes when taxable income is generated. No income taxes have been accrued because of operating losses incurred during the preopening period.


     FISCAL YEAR

        The Company will adopt a calendar year for both financial reporting and tax reporting purposes.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 2. DUE TO RELATED PARTY

        To facilitate the formation of the Company and the Bank, the organizers of the Company formed Gwinnett Banking Company Joint Venture ("the Joint Venture") on July 17, 1996. The Joint Venture has established a $500,000 line of credit with an independent bank for the purpose of paying organization and preopening expenses for the Company and the Bank and the expenses of the Company's common stock offering. The line of credit bears interest at the lender's prime rate plus 1% and matures on July 17, 1997. Interest is payable monthly. The interest rate at September 30, 1996 was 9.25%. The organizers have personally guaranteed repayment of the line of credit. All funds advanced by the Joint Venture on behalf of the Company and the Bank will be repaid from the proceeds of the stock offering. The Company's ability to repay these advances and relieve the organizers from their personal guarantees depends upon the completion of the offering. The assets and liabilities of the Joint Venture as of September 30, 1996 are as follows:



        ASSETS
        Investment in Company                               $   800.00

        Due from Company                                     191146.00

        Other assets                                           2600.00
                                                            ----------
        Total assets                                        $194546.00
                                                            ----------

        LIABILITIES

        Line of credit                                     $ 160000.00

        Accounts payable                                      34546.00

                                                            ----------
        Total liabilities                                   $194546.00
                                                            ----------


                          NOTES TO FINANCIAL STATEMENTS

        As of September 30, 1996, the Joint Venture had incurred organization and preopening expenses on behalf of the Company as follows:



         ORGANIZATION:
         Fixed assets purchased:

         Furniture and equipment                                $   30007.00
                                                                ------------



         Deferred organization and stock
         offering costs:                                            15000.00

         Consulting fees                                            38895.00
                                                                ------------
         Legal fees                                                 53895.00

                                                                ------------

         PREOPENING EXPENSES:

         Personnel expenses                                         77823.00

         Interest                                                    1456.00

         Equipment and occupancy expenses                           18872.00

         Other expenses                                              9093.00
                                                                ------------
                                                                   107244.00
                                                                ------------

         Total                                                  $  191146.00
                                                                ------------





NOTE 3. COMMITMENTS

        The Joint Venture has entered into an agreement to acquire a two acre tract of land for the proposed site for the location of the Bank for a price of $251,575. The Joint Venture will retain ownership of the property and will lease to the Bank permanent office space for an initial annual rental of $135,000. Prior to completion of permanent facilities for the Bank, the Joint Venture will lease to the Bank temporary modular facilities for a monthly rental of $5,000. In the opinion of the organizers of the Joint Venture, the terms of the leases are at least as favorable to the Bank as terms available from unrelated third parties.

                          NOTES TO FINANCIAL STATEMENTS






NOTE 4. COMMON STOCK OFFERING

        The Company proposes to file a Registration Statement on Form SB-2 with the Securities and Exchange Commission offering for sale a minimum of 650,000 shares and a maximum of 1,000,000 shares of the Company's common stock at a price of $10 per share.

                         CONSENT OF INDEPENDENT AUDITOR



We have issued our report dated November 1, 1996, accompanying the financial statements of GBC Bancorp, Inc., as of and for the period ending September 30, 1996, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."


                                                        MAULDIN & JENKINS, LLC






December 30, 1996

===============================================================================


The Company reserves the right, in its sole discretion, to reject any and all subscriptions, and no subscription will be effective until accepted by the Company.

No person has been authorized by the Company to give any information or to make any representations not contained in this Prospectus, and any information or statement not contained herein must not be relied upon as having been authorized by the Company. The delivery of this Prospectus does not imply that the information contained herein is correct as of any time subsequent to its date.

The Company has undertaken to update this Prospectus to reflect any facts or events arising after the date hereof, which individually or in the aggregate represent a fundamental change in the information set forth herein and to include any material information with respect to the plan of distribution not previously disclosed in this Prospectus or any material changes to such information.

Each subscriber should consult his or her own counsel, accountants and other professional advisors as to all matters concerning his or her investment in shares of the Common Stock.

The shares of Common Stock of the Company offered hereby are not deposits insured by the Federal Deposit Insurance Corporation.

This Prospectus does not constitute an offer to sell in any jurisdiction or a solicitation of an offer to buy any of the shares of the Common Stock to any person in any jurisdiction in which such offer or solicitation is unlawful.



                               TABLE OF CONTENTS

REPORTS TO SHAREHOLDERS................................   ii
ADDITIONAL INFORMATION.................................   ii
SUMMARY................................................    1
RISK FACTORS...........................................    2
THE OFFERING...........................................    3
USE OF PROCEEDS........................................    5
ESTIMATED EXPENDITURES.................................    5
PRO FORMA CAPITALIZATION...............................    6
DIVIDENDS..............................................    7
BUSINESS OF THE COMPANY AND THE BANK...................    7
MANAGEMENT.............................................   12
MARKET FOR COMMON STOCK AND RELATED
 SHAREHOLDER MATTERS...................................   14
DESCRIPTION OF COMMON STOCK OF THE
 COMPANY...............................................   15
ANTITAKEOVER PROVISIONS OF THE
 COMPANY'S  ARTICLES OF INCORPORATION
 AND BYLAWS............................................   15
SUPERVISION AND REGULATION.............................   18
LEGAL MATTERS..........................................   21
EXPERTS................................................   21

===============================================================================

                               GBC BANCORP, INC.


                        A PROPOSED BANK HOLDING COMPANY


                                      FOR


                            GWINNETT BANKING COMPANY


                             A PROPOSED STATE BANK



                                UP TO 1,000,000

                                   SHARES OF

                                  COMMON STOCK





                                   PROSPECTUS


===============================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Consistent with the pertinent provisions of the laws of Georgia, the Registrant's Articles of Incorporation provide that the Registrant shall have the power to indemnify its directors and officers against expenses (including attorneys' fees) and liabilities arising from actual or threatened actions, suits or proceedings, whether or not settled, to which they become subject by reason of having served in such role if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Advances against expenses shall be made so long as the person seeking indemnification agrees to refund the advances if it is ultimately determined that he or she is not entitled to indemnification. A determination of whether indemnification of a director or officer is proper because he or she met the applicable standard of conduct shall be made (a) by the Board of Directors of the Registrant, (b) in certain circumstances, by independent legal counsel in a written opinion, or (c) by the affirmative vote of a majority of the shares entitled to vote.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses of the sale of the Registrant's Common Stock, $1.00 par value, are as follows:


     Registration Fee .................................................  $ 3,030.30
     Legal Fees and Expenses (Estimate) ...............................   25,000.00
     Accounting Fees and Expenses (Estimate) ..........................    2,000.00
     Printing and Engraving Expenses (Estimate) .......................    4,500.00
     Miscellaneous (Estimate) .........................................      469.70

                        TOTAL .........................................  $35,000.00

 ITEM 26.      RECENT SALES OF UNREGISTERED SECURITIES.

     The sales to Messrs. Key, Hopkins, Birkhead, Ballard, Boles, Britt, Nash and Stanton were exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) of such Act because it was a transaction by an issuer which did not involve a public offering.

ITEM 27.  EXHIBITS.

Exhibit
Number    Description
--------  ------------
3.1       Articles of Incorporation, as amended
3.2       Bylaws
4.1       Instruments Defining Rights of Security Holders.  (See Articles of
          Incorporation at Exhibit 3.1 hereto and Bylaws at Exhibit 3.2 hereto.)
4.2       Specimen Common Stock Certificate

5.1       Legal Opinion of Womble Carlyle Sandridge & Rice, PLLC
10.1      Escrow Agreement between the Registrant and Columbus Bank and Trust
          Company.
10.2      Line of Credit Promissory Note in the amount of $500,000 having
          Registrant as Maker and Gwinnett Banking Company Joint Venture as
          Holder.
21.1      Subsidiaries of the Registrant.
23.1      Consent of Mauldin & Jenkins, LLC
23.2      Consent of Womble Carlyle Sandridge & Rice, PLLC (appears in Legal
          Opinion at Exhibit 5.1 hereto).
24.1      Power of Attorney (appeared on the signature page to the Registration
          Statement on Form SB-2).
27        Financial Data Schedule

ITEM 28.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes as follows:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum estimated offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                 (iii) To include any additional or changed material
            information on the plan of distribution.

           (2) For determining liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be the initial bona fide offering.

           (3) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

           (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 24, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Lawrenceville, State of Georgia on December 30, 1996.

GBC Bancorp, Inc.

By: /s/ Larry D. Key
    -------------------------------
     Larry D. Key, President and
     Chief Executive Officer

                               Power of Attorney

     Know all men by these presents that each person whose signature appears below constitutes and appoints each of Larry D. Key and John T. Hopkins III his true and lawful attorneys-in-fact and agent, with full power of substitution and resubstitution, for such persons and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all interests and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue of the powers herein granted.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Name                               Position                            Date
----                               --------                            ----
/s/ Larry D. Key         President and Chairman (Chief         December 30, 1996
-----------------------  Executive Officer)
Larry D. Key


/s/ John T. Hopkins III  Director, Executive Vice President,   December 30, 1996
-----------------------  Secretary and Treasurer, (Principal
John T. Hopkins, III     Financial and Accounting Officer)

/s/ James B. Ballard     Director                              December 30, 1996
-----------------------
James B. Ballard

/s/ Paul C. Birkhead     Director                              December 30, 1996
-----------------------
Paul C. Birkhead


Name                                   Position                      Date
----                                   --------                      ----

/s/ Jerry M. Boles       Director                              December 30, 1996
----------------------
Jerry M. Boles

/s/ W. H. Britt          Director                              December 30, 1996
----------------------
W. H. Britt

/s/ Norris J. Nash       Director                              December 30, 1996
----------------------
Norris J. Nash

/s/ William S. Stanton   Director                              December 30, 1996
----------------------
William S. Stanton

                                                                     EXHIBIT A
                       PRELIMINARY SUBSCRIPTION AGREEMENT


GBC Bancorp, Inc.
165 Nash Street
Lawrenceville, Georgia 30246

Gentlemen:

     The undersigned hereby subscribes for and agrees to purchase the number of shares of Common Stock, par value $1.00 per share (the "Common Stock"), of GBC Bancorp, Inc., a Georgia corporation (the "Company"), indicated below. The undersigned has executed and delivered this Preliminary Subscription Agreement in connection with the Company's offering of Common Stock described in its Preliminary Prospectus dated ____________________, 1997. (Such Prospectus, including any amendments and supplements thereto, is herein called the "Preliminary Prospectus.")

     The undersigned agrees to purchase the shares of Common Stock subscribed for herein for the purchase price of $10.00 per share.

     The undersigned acknowledges receipt of a copy of the Preliminary Prospectus. The undersigned further acknowledges that an investment in the Common Stock involves significant risks, as set forth under "Risk Factors" in the Preliminary Prospectus. The undersigned understands that no federal or state agency has made any findings or determination regarding the fairness of the offering of the Common Stock, the accuracy or adequacy of the Preliminary Prospectus, or any recommendation or endorsement concerning an investment in the Common Stock.

     The undersigned represents that the undersigned is a resident of _________ County, Georgia.

     The undersigned agrees that this subscription is not binding on the undersigned and is revocable by the undersigned until the undersigned furnishes to the Company an acknowledgment of Subscription and payment for the shares subscribed for. The undersigned acknowledges that the Company has the right to reject this Preliminary Subscription Agreement either in whole or in part, in its sole discretion.


Number of Shares
(minimum 500 shares):     _____________  ____________________________________________
Total Subscription Price                 Please PRINT or TYPE exact name(s) in
(at $10.00 per share):    $____________  which undersigned desires shares to be registered


         Do not send the Purchase Price for your shares at this time.

                                  (Continued)

                                 SUBSTITUTE W-9


Under the penalties of perjury, I certify that: (1) the Social Security number or Taxpayer Identification Number given below is correct; and (2) I am not subject to backup withholding. INSTRUCTION: YOU MUST CROSS OUT #2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE INTERNAL REVENUE SERVICE THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURN.


_____________________________      ___________________________________________
Date                               Signature(s)*


_____________________________      ___________________________________________
Area Code and Telephone No.        Please indicate form of ownership the
                                   undersigned desires for the shares
                                   (individual, joint tenants with right of survivorship, tenants in common, trust, corporation, partnership, custodian, etc.)

_____________________________
Social Security
or Federal Taxpayer
Identification No.
                                   ___________________________________________
                                   Street Address

                                   ___________________________________________
                                   City/State/Zip Code


                         TO BE COMPLETED BY THE COMPANY


Accepted as of __________________, 199__, as to ___________ shares.

GBC BANCORP, INC.

By:  ____________________________________
     Signature

     ____________________________________
     Print Name

* When signing as attorney, trustee, administrator, or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. In case of joint tenants, each joint owner must sign.

                                   EXHIBIT B

                         ACKNOWLEDGMENT OF SUBSCRIPTION

                               GBC BANCORP, INC.
                                165 NASH STREET
                         LAWRENCEVILLE, GEORGIA  30246



Dear Subscriber:

Please sign below as indicated to acknowledge receipt of a final prospectus and to convert your preliminary subscription to a final and binding subscription. Please enclose a check payable to "The Columbus Bank and Trust Company--Escrow Account for GBC Bancorp, Inc." in the amount of $10.00 multiplied by the number of shares you intend to subscribe for.

Your stock certificate(s) representing shares of common stock duly authorized and fully paid will be issued to you as soon as possible after all subscription funds are released to the Company from the subscription escrow account, all as described in the Prospectus dated ________________, 1997. In the event (a) that the Offering is canceled, or (b) that subscriptions for the minimum number of 600,000 shares are not obtained, your subscription funds will be returned to you as described in the Prospectus.

                                 Very truly yours,

                                 GBC Bancorp, Inc.



                                 By:_________________________________________
                                    Larry D. Key, President

                                 Date:_______________________________________


The undersigned acknowledges the receipt of the final Prospectus of GBC Bancorp, Inc. and converts the Preliminary Subscription Agreement to a final Subscription Agreement, which will be binding and irrevocable until the Expiration Date as defined in the Prospectus. The undersigned encloses $_________ for the purchase of __________ shares, at the purchase price of $10.00 per share.



                                 ____________________________________________
                                 Signature


                                 ____________________________________________
                                 Print Name


                                 ____________________________________________
                                 Date

                               INDEX OF EXHIBITS


Exhibit                                                                           Sequential
Number        Description                                                            Page
-------       -----------                                                            ----
3.1           Articles of Incorporation, as amended                                --------
3.2           Bylaws                                                               --------
4.1           Instruments Defining Rights of Security Holders.
              (See Articles of
              Incorporation at Exhibit 3.1 hereto and Bylaws at Exhibit 3.2
              hereto.)                                                             --------
4.2           Specimen Common Stock Certificate                                    --------
5.1           Legal Opinion of Womble Carlyle Sandridge & Rice, PLLC               --------
10.1          Escrow Agreement between the Registrant and Columbus Bank and
              Trust Company.                                                       --------
10.2          Line of Credit Promissory Note in the amount of $___________
              having Registrant as Maker and Gwinnett Banking Company Joint
              Venture as Holder.                                                   --------
21.1          Subsidiaries of the Registrant.                                      --------
23.1          Consent of Mauldin & Jenkins.                                        --------
23.2          Consent of Womble Carlyle Sandridge & Rice, PLLC (appears in Legal
              Opinion at Exhibit 5.1 hereto).                                      --------
24.1          Power of Attorney (appeared on the signature page to the
              Registration Statement on Form SB-2).                                --------
27            Financial Data Schedule                                              --------